SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                               billserv.com, Inc.
               (Exact name of issuer as specified in its charter)
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                                     Nevada
         (State or other jurisdiction of incorporation or organization)
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                         14607 San Pedro Ave., Suite 100
                            San Antonio, Texas 78232
                                  210.402.5000
          (Address, including zip code, and telephone number, including area code of issuer's principal executive offices)
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                                Timothy N. Tuggey
                               Arter & Hadden LLP
                            700 N. St Mary's St. #800
                            San Antonio, Texas 78205
                                  210.354.4300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
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                      I.R.S. Employer Identification Number
                                   98-0190072
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Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

                            CALCULATION OF REGISTRATION FEE
=============================================================================================

                                                Proposed
                                Amount of       Maximum     Proposed Maximum       Amount of
Title of Each Class of         Shares To be    Offer Price  Aggregate Offering   Registration
Securities to be Registered     Registered     Per Unit(1)        Price               Fee
---------------------------   -------------    ----------   ------------------   ------------
Common Stock                   3,782,360(2)       $7.34        $27,762,522          $7,718
=============================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the bid and asked price on December 23, 1999. Warrants for shares hereby registered may be exercised at $3.25, $3.75, $6.06, $6.75, $7.31, $7.41, $7.44, and $8.00.

(2)  Includes 1,645,723 shares issuable on exercise of warrants.

The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               BILLSERV.COM, INC.

                        3,782,360 SHARES OF COMMON STOCK

The security holders named under "Selling Security Holders" below have advised (the "Company") that they may from time to time sell or otherwise dispose of 3,782,360 shares of the Company's Common Stock (the "Common Stock" or "Share") to which this Prospectus relates, of which 1,645,723 Shares are issuable upon exercise of Warrants to purchase common stock (the "Warrants"), (collectively the "Secondary Shares"), at prices then obtainable. The Company will not receive any of the proceeds from the sale of Common Stock by such security holders other than amounts received upon exercise of the Warrants in accordance with their terms. Such security holders, and any securities dealers or brokers to or through which they effect sales of the above shares of Common Stock, may be deemed to be underwriters with respect to such securities within the meaning of the Securities Act of 1933, and any profits realized by such persons may be deemed to be underwriting commissions.

The Company's Common Stock is quoted on the NASD OTC BB under the symbol BLLS. On December 23, 1999, the closing bid quotation for the Common Stock was $7.31.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" IMMEDIATELY FOLLOWING THIS SUMMARY FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS OF THE SECURITIES OFFERED HEREBY.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 27, 1999.

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                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.......................................................   4

RISK FACTORS.............................................................   6

USE OF PROCEEDS..........................................................  16

DETERMINATION OF OFFERING PRICE..........................................  16

SELLING STOCKHOLDERS ....................................................  17

PLAN OF DISTRIBUTION ....................................................  19

DIRECTORS AND EXECUTIVE OFFICERS.........................................  20

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  23

EXECUTIVE COMPENSATION...................................................  24

DESCRIPTION OF SECURITIES................................................  26

INTEREST OF NAMED EXPERT AND COUNSEL.....................................  26

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
 SECURITIES ACT LIABILITY................................................  27

DESCRIPTION OF BUSINESS..................................................  28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITION AND PLAN OF OPERATION...............................  35

PROPERTIES AND EQUIPMENT.................................................  41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................  41

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.................  43

FINANCIAL STATEMENTS.....................................................  44

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
                              AVAILABLE INFORMATION

Prior to filing the registration statement on Form SB-2 of which this Prospectus is a part, the Company has been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, billserv.com Inc. is a "reporting company."

The Company has filed with the Commission a registration statement on Form SB-2 of which this Prospectus is a part. This registration statement or any part thereof, together with all other reports and other information filed by billserv.com may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. A number of important factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors".

THE COMPANY INTENDS TO FURNISH ITS SHAREHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS CERTIFIED BY ITS INDEPENDENT PUBLIC ACCOUNTANTS AND QUARTERLY REPORTS CONTAINING UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               PROSPECTUS SUMMARY

billserv.com, Inc. (the "Company") is a service bureau clearinghouse in the electronic bill presentment and payment ("EBPP") industry. EBPP is the process of presenting a bill in a secure environment on the Internet and allowing the customer to pay the bill through the electronic transfer of funds. EBPP is alternatively referred to as "Internet billing" or "Ebilling."

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
As a startup enterprise, with approximately 50 employees, the Company expects to earn its first operating revenues in the fourth quarter of 1999. The Company intends to generate four principal revenue streams: Internet billing services ("EServ"), Internet publishing of statements ("EPublishing"), customer care services through Internet and traditional telephony technologies ("ECare"), and professional services associated with the implementation and maintenance of these Internet technologies ("EConsulting"). The Company is currently capable of providing services in each of these areas, although ECare services are available only on a limited basis. In addition, the Company is developing an Internet portal with EBPP capabilities.

The security holders named under "Selling Security Holders" below have advised the Company that they may from time to time sell or otherwise dispose of 3,782,360 shares of the Common Stock to which this Prospectus relates, of which 1,645,723 Shares are issuable upon exercise of the Warrants, (collectively the "Secondary Shares"), at prices then obtainable. The Company will not receive any of the proceeds from the sale of Common Stock by such security holders other than amounts received upon exercise of the Warrants in accordance with their terms. Such security holders, and any securities dealers or brokers to or through which they effect sales of the above shares of Common Stock, may be deemed to be underwriters with respect to such securities within the meaning of the Securities Act of 1933, and any profits realized by such persons may be deemed to be underwriting commissions. The exercise price for 1,404,637 of the 1,645,723 Warrants is $3.75 per share. The remaining 199,849 Warrants were issued to Pennsylvania Merchant Group ("PMG"), placement agent for the common stock on other warrants. In addition to these Warrants, the Company has also issued a Warrant to Kingship, Ltd. for the purchase of 41,237 Common Shares.

If all of these Warrants are exercised in full the Company would receive proceeds of $6,389,165. To the extent such exercise occurs, the Company intends to use such funds for general corporate expenditures.

The Company has registered the Secondary Shares to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof. The Selling Stockholders may from time to time offer and sell all or a portion of the Secondary Shares, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Secondary Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from the sale of any Secondary Shares by the Selling Stockholders but has agreed to bear the expenses of registration of the Secondary Shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.


The following table sets forth certain selected financial data of billserv.com, Inc. as of and for the nine months ended September 30, 1999, and as of and for the period from inception (July 30, 1998) through December 31, 1998. The information contained in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere herein.

                                                      NINE MONTHS            JULY 30, 1998
                                                        ENDED                 (INCEPTION)
                                                   SEPTEMBER 30, 1999     TO DECEMBER 31, 1998
                                                   ------------------     --------------------
Revenues .......................................      $      --              $      --
Net loss .......................................       (3,991,349)              (289,770)
Net loss per common share - basic and diluted...            (0.38)                 (0.03)
Total assets ...................................        3,406,243                407,530


                                  RISK FACTORS

      The securities offered herein (the "Secondary Shares") involve a high degree of risk. Accordingly, before deciding to purchase, investors should carefully consider the following risk factors along with the other matters discussed herein.

LACK OF OPERATING HISTORY; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION. The Company was organized in 1998 and has only recently begun operations as a public company. The Company has not been profitable; nor has the Company generated any significant revenue. Through September 30, 1999, the Company's accumulated deficit was $4,291,055. Accordingly, all information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future.

POSSIBLE VIOLATION OF SECURITIES LAWS. On or about December 3, 1998, the Company, then under the control of former management, and then known as Goldking Resources, Inc., concluded an offering of approximately 5.3 million shares of the Company's common stock. This transaction was completed through the cancellation of approximately 6.2 million shares, held by shareholders who tendered their shares to the Company, followed by the Company's issuance of 5.3 million shares to 15 new shareholders, who paid par value to the Company for such shares, in the total amount of approximately $5,300.00. The new shareholders also paid an additional $300,000 to the shareholders who had agreed to cancel their shares. Subsequently, some of these new shareholders sold the shares into the secondary market. The Company timely filed a Form D reporting this transaction to the SEC, and claimed exemption under Rule 504. The SEC has challenged the validity of this claimed exemption.

The Company disputes the following assertions, but it is possible that the issuance of shares described above may have violated provisions of the federal and state securities laws which subject the Company to fines, penalties or other regulatory enforcement action. There can be no assurance that the SEC or applicable state authorities will not pursue any enforcement action. The Company disputes any such liability.

Additionally, while the Company also disputes the following assertions, it is possible that shareholders who purchased the shares described above may have the right under state and federal securities laws to require the Company to repurchase their shares, for the amount originally paid, plus interest. The Company disputes any such liability.

Based upon the best information available to the Company at this time, the Company has calculated a range of possible, but disputed, exposure that exists for the Company in light of the disputed civil liabilities described above. Accordingly, in the event these disputed civil liabilities were successfully asserted, the Company could be liable to the 15 new shareholders, and to any shareholder that immediately purchased from these 15 shareholders, in an amount ranging from approximately $5,300 up to approximately $2.9 million, plus interest. This range of possible exposure is calculated by reference to the average closing price for a share of the Company's common stock, weighted for reported daily volume, during December 1998 and January 1999; the number of shares possibly sold during the same period of time; and the closing price of one share on December 11, 1999. The foregoing range could be adjusted higher or lower depending upon adjustments to any of the referenced items, and as any new information becomes available to the Company.

UNCERTAIN RELIABILITY, GROWTH AND CONSUMER ACCEPTANCE OF THE INTERNET, INTERNET TECHNOLOGY, AND ELECTRONIC COMMERCE. The electronic commerce market is a relatively new and growing service industry. If the electronic commerce market fails to grow or grows slower than anticipated, or if the Company, despite an investment of significant resources, is unable to adapt to meet changing customer requirements or technological changes in this emerging market, or if the Company's services and related products do not maintain a proportionate degree of acceptance in this growing market, the Company's business, operating results, and financial condition could be materially adversely affected. Additionally, the security and privacy concerns of existing and potential customers may inhibit the growth of the electronic commerce market in general, and the Company's customer base and revenues in particular. Similar to the emergence of the credit card and automatic teller machine ("ATM") industries, the Company and other organizations serving the electronic commerce market must educate users that electronic transactions use encryption technology and other electronic security measures that make electronic transactions more secure than paper-based transactions. While the Company believes that it is utilizing proven applications designed for premium data security and integrity to process electronic transactions, there can be no assurance that the Company's use of such applications will be sufficient to address the changing market conditions or the security and privacy concerns of existing and potential customers. Adverse publicity raising concerns about the safety or privacy of electronic transactions, or widely reported breaches of the Company's or another providers security, have the potential to undermine consumer confidence in the technology and thereby have a materially adverse effect on the Company's business. In addition, there can be no guarantee that the Internet will continue to grow in acceptance or maintain its reliability, or that new technologies might supplant the Internet in part or in whole.

UNCERTAIN GROWTH OF PROPORTION OF ELECTRONIC REMITTANCES. The Company's future financial performance will be materially affected by the percentage of bill payments which can be cleared electronically. Accordingly, the Company's inability to continue to decrease the percentage of remittances effected by paper documents will result in flat or decreased margins, and a reversal of the current trend toward a smaller proportion of paper-based payments would have a material adverse effect upon the Company's business, operating results, and financial condition.

RISK OF INABILITY TO ADAPT TO RAPID TECHNOLOGICAL CHANGE; RISK OF DELAYS. The Company's success is highly dependent on its ability to develop new and enhanced services, and related products that meet changing customer requirements. At present, the Company's four principal products, EServ, ECare, EPublishing and EConsulting are available, although ECare services remain available only on limited basis. Nonetheless, the market for the Company's services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new and enhanced software, service and related product introductions. In addition, the software market is subject to rapid and substantial technological change. The Company, to remain successful, must be responsive to new developments in hardware and semiconductor technology, operating systems, programming technology, and computer capabilities. In many instances, the new and enhanced services, products, and technologies are in the emerging stages of development and marketing, and are subject to the risks inherent in the development and marketing of new software, services, and products. The Company may not successfully identify new service opportunities, and develop and bring new and enhanced services and related products to market in a timely manner; there can be no assurance that any such services, products or technologies will develop or will be commercially successful, that the Company will benefit from such developments or that services, products, or technologies developed by others will not render the Company's services, and related products noncompetitive or obsolete. If the Company is unable, for technological or other reasons, to develop and introduce new services and products in a timely manner in response to changing market conditions or customer requirements, or if new or enhanced software, services, and related products do not achieve a significant degree of market acceptance, the Company's business, operating results, and financial condition would be materially adversely affected.

CHANGES IN REGULATION OF ELECTRONIC COMMERCE AND RELATED FINANCIAL SERVICES. Management believes that the Company is not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. There can be no assurance that a federal or state agency will not attempt to regulate providers of electronic commerce services, such as the Company, which could impede the Company's ability to do business in the regulator's jurisdiction. The Company is subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and may also be subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. Given the expansion of the electronic commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Because of growth in the electronic commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, such laws, rules and regulations could be imposed on the Company's business and industry and could have a material adverse effect on the Company's business, operating results, and financial condition.

UNCERTAINTY OF ACH ACCESS. The ACH Network is a nationwide batch-oriented electronic funds transfer system which provides for the interbank clearing of electronic payments for participating financial institutions. The Federal Reserve rules provide that the ACH system is available only through a bank. To access the Network, customers of the Company will authorize the Company to originate an ACH entry. As the originator, the Company forwards transaction data to the Originating Depository Financial Institution ("ODFI"), which is a participating financial institution that must abide by the provisions of the ACH Operating Rules and Guidelines. The ODFI sorts and transmits the file to an ACH Operator. The Arizona Clearing House Association, Federal Reserve, New York Automated Clearing House, and Visa USA act as ACH Operators, central clearing facilities through which financial institutions transmit or receive ACH entries. The ACH Operator then distributes the ACH file to the Receiving Depository Financial Institution, the bank of the customer, which makes the funds available to the customer. If the Federal

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Reserve rules were to change to further restrict or modify access to the ACH, the Company's business could be materially adversely affected.

INTENSE COMPETITION IN ELECTRONIC COMMERCE AND RELATED FINANCIAL SERVICES. Portions of the electronic commerce market are becoming increasingly competitive. The Company expects to face significant competition in all of its customer markets. Although few companies have focused their efforts as service bureau consolidators in the EBPP industry, the Company expects that new service bureau companies will emerge and compete for the small to medium size biller business. The Company further believes that software providers, consumer front ends, banks and Internet portals will provide increasingly competitive billing solutions for small to medium size billers. In addition, a number of banks have developed, and others in the future may develop, home banking services in-house. The Company believes that banks will also compete for the EBPP business of small to medium size billers.

The Company expects competition to increase from both established and emerging companies and that such increased competition will result in reduced transaction costs which could materially adversely affect the Company's business, operating results, and financial condition. Moreover, the Company's current and potential competitors, many of whom have significantly greater financial, technical, marketing, and other resources than the Company, may respond more quickly than the Company to new or emerging technologies or could expand to compete directly against the Company in any or all of its target markets. Accordingly, it is possible that current or potential competitors could rapidly acquire significant market share. There can be no assurance that the Company will be able to compete against current or future competitors successfully or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results, and financial condition.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING. The Company currently plans to meet its capital requirements primarily through issuance of equity securities, capital lease financing, and in the longer term, revenue from operations. The Company recently concluded equity financing through the Selling Security Holders, with proceeds to the Company in the amount of $7,905,251. However, the Company anticipates the need to raise additional funds through public or private debt or equity financing in order to take advantage of unanticipated opportunities, including more rapid expansion or acquisitions of complementary businesses or technologies, or to develop new or enhanced services and related products, or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current stockholders of the Company may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's common stock. There can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new or enhanced services and related products or otherwise respond to unanticipated competitive pressures and the

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Company's business, operating results, and financial condition could be materially adversely affected.

DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant degree upon the continued contributions of its key management, marketing, service and related product development and operational personnel, including its Chairman and Chief Executive Officer, Michael R. Long; its President and Chief Operating Officer, Louis A. Hoch; its Senior Vice President of Business Development, David S. Jones; its Chief Financial Officer, Lori K. Turner; its General Counsel, Marshall N. Millard; and its Vice President of Business Development, Randy Kauftheil. The Company's operations could be affected adversely if, for any reason, any of these officers ceased to be active in the Company's management. The Company maintains proprietary nondisclosure and non-compete agreements with all of its key employees. The Company intends to secure key person life insurance policies on Mr. Long. The success of the Company depends to a large extent upon its ability to retain and continue to attract highly skilled personnel. Competition for employees in the electronic commerce industry is intense, and there can be no assurance that the Company will be able to attract and retain enough qualified employees. If the business of the Company grows, it may become increasingly difficult to hire, train and assimilate the new employees needed. The Company's inability to retain and attract key employees could have a material adverse effect on the Company's business, operating results, and financial condition.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's quarterly results of operations may fluctuate significantly as a result of a number of factors, including changes in the Company's pricing policies or those of its competitors, relative rates of acquisition of new customers, delays in the introduction of new or enhanced services, software, and related products by the Company or by its competitors or market acceptance of such services and products, other changes in operating expenses, personnel changes, and general economic conditions. These factors will impact the Company's operating results. Fluctuations in operating results could result in volatility in the price of the Company's common stock.

RISK OF PRODUCT DEFECTS. The software products utilized by the Company could contain errors or "bugs" that could adversely affect the performance of services or damage a user's data. In addition, as the Company increases its share of the electronic commerce services market, software reliability and security demands will increase. The Company attempts to limit its potential liability for warranty claims through limitation-of-liability provisions in its customer agreements. There can be no assurance that the measures taken by the Company will prove effective in limiting the Company's exposure to warranty claims. Despite the existence of various security precautions, the Company's computer infrastructure may be also vulnerable to viruses or similar disruptive problems caused by its customers or third parties gaining access to the Company's processing system.

EROSION OF REVENUE FROM SERVICES. The profitability of the Company's business depends, to a substantial degree, upon billers electing to continue to periodically renew contracts. In the event that a substantial number of these customers were to decline to renew these contracts for any reason, the Company's revenues and profits would be adversely affected. Sales of the Company's services are dependent upon customer demand for the services, which is affected by pricing decisions, the competition of similar products and services, and reputation of the products and services for performance. Most of the Company's services are likely to be sold within the utilities and financial services industries, and poor performance by the Company in performing its services has the potential to undermine the Company's reputation and affect future sales of other services. A substantial decrease in revenue from services would have a material adverse effect upon the Company's business, operating results, and financial condition.

RISK OF LOSS FROM RETURNED TRANSACTIONS, MERCHANT FRAUD OR ERRONEOUS TRANSMISSIONS. The Company relies upon the Federal Reserve's ACH for electronic fund transfers and conventional paper check and draft clearing systems for settlement of payments by check or drafts. In its use of these established payment clearance systems, the Company generally bears the same credit risks normally assumed by other users of these systems arising from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft, or fraud. In addition, the Company also assumes the risk of merchant fraud and transmission errors when it is unable to have erroneously transmitted funds returned by an unintended recipient. Merchant fraud includes such actions as inputting false sales transactions or false credits.

RISK OF SYSTEM FAILURE. The Company's operations are dependent on its ability to protect its computer equipment against damage from fire, earthquake, power loss, telecommunications failure or similar event. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, operating results, and financial condition. The Company's property and business interruption insurance may not be adequate to compensate the Company for all losses that may occur.

RISK OF YEAR 2000 OPERATIONAL DEFECTS. The Company has completed the process of determining whether or not its products, its internal systems, computers and software, and the products and systems of its critical vendors and suppliers are Year 2000 compliant. Based upon the Company's review, and because the Company's systems and software are relatively new, management believes that the Company's internal systems and those of its critical vendors and suppliers, are Year 2000 compliant. Accordingly, the Company does not currently expect that costs associated with Year 2000 compliance will have a material effect on operations or financial position. Although the Company believes that its Year 2000 review has identified all material Year 2000 issues, there can be no absolute assurance that the Company identified and resolved all such issues. If the Company discovers Year 2000 problems in the future, it may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY INFRINGEMENT CLAIMS. The Company regards some of its services as proprietary and relies primarily on a combination of trademark and trade secret laws, employee and third party non-disclosure agreements, and other intellectual property protection methods to protect its services. Existing intellectual property laws afford only limited protection, and it may be possible for unauthorized third parties to copy the Company's services and related products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop services and related products that are substantially equivalent or superior to those of the Company.

LIMITED PRIOR MARKET. Prior to December 3, 1998, there was no public market for the Company's common stock, and no public market may be developed or sustained for such stock. The Company's Shares are now traded NASD OTC BB. There can be no assurance that an active or liquid trading market in the Company's common stock will develop or be sustained.

LIMITED LIQUIDITY OF STOCK. The lack of a prior, liquid market for the Company's shares may make it difficult for shareholders to sell their shares in the Company. Prior to December 3, 1998, there was no public market for the Company's common stock, and no public market may be developed or sustained for such stock. There can be no assurance that an active or liquid trading market in the Company's common stock will develop or be sustained. The Company's Shares are now traded on the NASD OTC BB. Moreover, the Company's stock may qualify as a "penny stock" under the Penny Stock Suitability Reform Act of 1990. The liquidity of penny stock is affected by specific disclosure procedures to be followed by all broker-dealers, including but not limited to, determining the suitability of the stock for a particular customer, and obtaining a written agreement from the customer to purchase the stock.

VOLATILITY OF STOCK PRICE. The market price of the Company's common stock is subject to significant fluctuations in response to variations in quarterly operating results, the failure of the Company to achieve operating results consistent with securities analysts' projections of the Company's performance, and other factors. The stock market has experienced extreme price and volume fluctuations and volatility that has particularly affected the market prices of many technology, emerging growth, and developmental stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies. Factors such as announcements of the introduction of new or enhanced services or related products by the Company or its competitors, announcements of joint development efforts or corporate partnerships in the electronic commerce market, market conditions in the technology, banking, telecommunications and other emerging growth sectors, and rumors relating to the Company or its competitors may have a significant impact on the market price of the Company's common stock.

CONTROL BY PRINCIPAL STOCKHOLDERS. Currently, the directors and executive officers of the Company and their affiliates collectively own approximately 30% of the outstanding shares of the Company's common stock. As a result, these stockholders are able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE. Currently, the Company has 13,113,065 shares of the Company's common stock outstanding. Six million one hundred thirty-six thousand six hundred thirty-seven 6,136,637 shares are restricted pursuant to Rule 144; and 946,428 are restricted under Regulation S; but 6,030,000 are not. Furthermore, under the terms of a private placement concluded in December of 1999, the Company is obligated to seek registration of 2,136,637 common shares and 1,645,723 shares underlying warrants. Sales of substantial amounts of unrestricted shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS; CERTAIN PROVISIONS OF NEVADA LAW; CERTIFICATE OF INCORPORATION, BY-LAWS, AND STOCKHOLDER RIGHTS PLAN. Certain provisions of Nevada law, the Company's Certificate of Incorporation, Bylaws, and a proposed stockholder rights plan could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. In 1999, the Company's approved an amendment to the Company's Bylaws, to provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Such classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for the Company. The Company also intends to seek shareholder approval to allow issuance of rights to acquire common stock under certain conditions, without any further vote or action by the stockholders. The issuance of common stock under a stockholder rights plan could decrease the amount of earnings and assets available for distribution to the holders of the Company's common stock or could adversely affect the rights and powers, including voting rights, of the holders of the Company's common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Company's common stock.

DIFFICULTY IN MANAGEMENT OF GROWTH. The Company may experience a period of rapid growth which could place a significant strain on its resources. The Company's ability to manage growth successfully will require the Company to continue to improve its operational, management and financial systems and controls as well as to expand its work force. A significant increase in the Company's customer base would necessitate the hiring of a significant number of additional customer care and technical support personnel as well as computer software developers and technicians, qualified candidates for which, at the present time, are in short supply. In addition, the expansion and adaptation of the Company's computer and administrative infrastructure will require substantial operational, management, and financial resources. Although the Company believes that its current infrastructure is adequate to meet the needs of its customers in the foreseeable future, there can be no assurance that the Company will be able to expand and adapt its infrastructure to meet additional demand on a timely basis, at a commercially reasonable cost, or at all. If the Company's management is unable to manage growth effectively, hire needed personnel, expand and adapt its computer infrastructure or improve its operational, management, and financial systems and controls, the Company's business, operating results, and financial condition could be materially adversely affected.

ACQUISITION-RELATED RISKS. In the future, the Company may pursue acquisitions of complementary service or product lines, technologies, or businesses. Future acquisitions by the Company could result in potentially dilutive issuance of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, operating results, and financial condition. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services, and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. From time to time, the Company evaluates potential acquisitions of businesses, services, products, or technologies. The Company has no present commitments or agreements with respect to any material acquisition of other businesses, services, products, or technologies. In the event that such an acquisition were to occur, however, there can be no assurance that the Company's business, operating results, and financial condition would not be materially adversely affected.

UNLIKELY PAYMENT OF DIVIDENDS. The Company has paid no cash dividends and has no present plan to pay cash dividends, intending instead to reinvest its earnings, if any. However, payment of future cash dividends will be determined from time to time by its Board of Directors, based upon its future earnings, financial condition, capital requirements and other factors. The Company is not presently subject to any restriction on its present or future ability to pay such dividends.

DEPENDENCE UPON CONTRACTS WITH BILLERS. The Company's business is dependent upon performing under the terms of agreements with billers. Although the Company is unaware of any circumstance which would prevent the enforcement of these agreements, there can be no assurance that the Company might not be able to fully perform under these agreements or that other factors may prevent billers from processing billing information through the Company.

DEPENDENCE UPON CONTRACTS WITH TRADING PARTNERS. The Company's business is dependent upon executing and maintaining agreements with front ends such as CheckfreeTM, TranspointTM, and IntuitTM to provide dependable financial services for customers of billers. Such financial services include ACH processing through the customer's bank and delivery of good funds to the Company for remittance to the billers. There can be no assurance that any of the front ends will be able to perform under these agreements in the future.

ANTICIPATED BILLING SYSTEM EXPENDITURES. To facilitate and support the growth anticipated in its business, the Company plans to make significant expenditures in its operations over the next one to three years. These expenditures are expected to be made in the areas of software development, licensing, hardware, and related staffing. The Company believes that it will be able to fund these expenditures with internally generated funds and financing, but there can be no assurance that such funds will be generated or spent in these projects.

SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Company's Common Stock, which could have a direct impact on the value of the Shares.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE. This registration statement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management as well as assumptions made by and assumptions made by and information currently available to the Company's management. When used in this document, the words "anticipate," "believe," "estimate," "expect," and "intend" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this registration statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.


USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of any Secondary Shares by the Selling Stockholders but has agreed to bear the expenses of registration of the Secondary Shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. No assurance can be given that any or all of the Warrants will be exercised. Accordingly, as far as can be determined as of the date of the Prospectus, the proceeds received by the Company upon exercise of Warrants, if any, will be used for general corporate purposes and for working capital which may include payment of salaries, rent, research and development, purchase of inventory and marketing expenses. Such proceeds would aggregate $6,780,177 if all the Warrants were exercised.

DETERMINATION OF OFFERING PRICE

The Common Stock is quoted and traded on the NASD OTC BB under the trading symbol "BLLS." The trading does not constitute, nor should it be considered, an established public trading market for the Common Stock. See "Risk Factors-- Shares Eligible for Future Sale."

The following table sets forth the high ask and low bid for the Shares of billserv.com, Inc. for the periods indicated. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

               Calendar Quarter            Bid Prices
                    Ended               Low           High
               ---------------------------------------------------
               December 31, 1998(1)    2 3/8         3 3/8
               March 31, 1999          2 3/4         8 5/8
               June 30, 1999           4 1/4        10 1/8
               September 30, 1999      3 13/16       7 3/4

(1) No previous periods are reported as the Company was initially traded publicly in the fourth quarter 1998.

The Company has 13,113,065 shares of common stock outstanding, including the 2,136,637 shares issued pursuant to private placement and registered hereby. Of this total amount, 6,030,000 of such shares are nonrestricted; 6,136,637 of such shares are restricted pursuant to Rule 144; and 946,428 shares are restricted pursuant to Regulation S. As of December 23, 1999, the number of holders of record of the common stock, $.001 par value, of the Company was approximately 4,348.

The Company is not aware of any public market for the Warrants. The exercise price for the 1,645,723 Warrants currently outstanding was determined by considering several factors, including the current market price for the Company's stock.

SELLING STOCKHOLDERS

The following table sets forth the name, number of Shares of Common Stock and the number of Shares underlying the Warrants owned by each Selling Stockholder. Since the Selling Stockholders may sell all, a portion or none of their Shares, no estimate can be made of the aggregate number of Shares that are offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                               RELATIONSHIP      NUMBER OF      PERCENTAGE OF
NAME                                            TO ISSUER        SHARES (1)     OWNERSHIP (2)
----                                        ------------------- ------------ --------------------
Barnett & Co.                                      None             603,076         4.086%
Briggs & Stratton (Retirement Acct)                None             184,692         1.251%
Curt Byerly & Joan Byerly                          None              30,800         0.209%
Donaldson Lufkin Jenrette Securities               None              61,384         0.416%
 Corp. as Custodian FBO Frank J. Cambell
Dr. John H. Diepold                                None              30,800         0.209%
Robert D. Evans                                    None             161,538         1.095%
William T. Hagan                                   None              31,230         0.212%

                                               RELATIONSHIP      NUMBER OF      PERCENTAGE OF
NAME                                            TO ISSUER        SHARES (1)     OWNERSHIP (2)
----                                        ------------------- ------------ --------------------
Bill Hodde and Martha S. Hodde                     None             107,692         0.730%
Mitchell D. Hovendick                              None              30,800         0.209%
Lighthouse Capital, L.P.                           None             276,770         1.875%
London Pacific Diversified Growth                  None              53,846         0.365%
NILE                                               None             301,538         2.043%
The Paisley Fund, L.P.                             None              89,230         0.605%
The Paisley Pacific Fund                           None             352,308         2.387%
Leonid C. Prince                                   None              24,554         0.166%
Michael Procacci, Jr.                              None              61,600         0.417%
Charles M. Robins                                  None              19,692         0.133%
Toupro Inc.                                        None              30,800         0.209%
William D. Williams & Thelma C. Williams           None               9,232         0.063%
Jeffrey & Denise Hamren                            None              40,000         0.271%
Kingship, Ltd.                                     None             348,929(3)      2.364%
Pennsylvania Merchant Group                        None             199,849         1.354%
Michele Acito                                      None              10,000         0.068%
Charles Brennan, Jr. and Annette Brennan           None              10,000         0.068%
Mario D'Alonso                                     None              10,000         0.068%
Donaldson, Lufkin Jenrette Securities              None              15,000         0.102%
 Corp. as Custodian FBO James D'Amore
Jeffrey S. Hamren and Denise C. Hamren             None              10,000         0.068%
Bill Hodde and Martha S. Hodde                     None              80,000         0.542%
Sharon Jemal                                       None              50,000         0.339%
Leslie J. Leff                                     None              50,000         0.339%
Richard Leff and Lorraine Leff                     None              15,000         0.102%
Ron Leff                                           None              50,000         0.339%
Lighthouse Capital, L.P.                           None              50,000         0.339%
Robert J. McLaughlin and Maureen McLaughlin        None              10,000         0.068%
Margaret McNamara                                  None               2,000         0.014%
The Paisley Fund, L.P.                             None             100,000         0.678%
The Paisley Pacific Fund                           None             200,000         1.355%
Michael Procacci                                   None              20,000         0.136%
P.M. Procacci and Mary Procacci                    None              10,000         0.068%
Donaldson, Lufkin, Jenrette Securities             None              10,000         0.068%
 Corp. as Custodian FBO Philip J. Procacci
Peter S. Rawlings                                  None              10,000         0.068%
Anthony Tedeschi and Lois Tedeschi                 None              15,000         0.102%
Jan Vyas and Medhavini Nyas                        None               5,000         0.034%

(1)     Includes ownership of Shares issuable upon exercise of Warrants.
(2)     Assumes ownership percentage of Shares after exercise of all Warrants.
(3) A Warrant for 41,237 Shares was issued to this investor in partial consideration for a bridge loan made prior to the private placement.

PLAN OF DISTRIBUTION

This Prospectus relates to (i) the offer and sale or other distribution from time to time of up to 1,645,723 Warrant Shares if, and to the extent that, holders of the Warrants exercise the Warrants and (ii) the offer and sale or other distribution from time to time of up to 2,136,637 Common Shares by the holders thereof. The Company has registered the Secondary Shares to provide the holders thereof with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

The Company will not receive any proceeds from the offering of the Secondary Shares by the Selling Stockholders. The Selling Stockholders may from time to time sell all or a portion of the Secondary Shares through the NASD OTC BB, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Secondary Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the Secondary Shares may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (iv) privately negotiated transactions. The Selling Stockholders may from time to time deliver all or a portion of the Secondary Shares to cover a short sale or sales made after the date of this Prospectus, or upon the exercise or closing of a call equivalent position or a put equivalent position entered or established after the date of this Prospectus. The Selling Stockholders and any broker-dealers participating in the distribution of the Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Secondary Shares by the Selling Stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may sell all or any portion of the Secondary Shares in reliance upon Rule 144 under the Securities Act.

At a time a particular offer of Secondary Shares is made, a Prospectus Supplement, if required, will be distributed that will set forth the name of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information. The Secondary Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices. In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may in such circumstances be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Secondary Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the directors and executive officers and key employees of the Company as of December 15, 1999, their respective ages, the year in which each was first elected or appointed a director, and any other office in the Company held by each director.

1. DIRECTORS AND EXECUTIVE OFFICERS

Directors and executive officers of the Company are as follows:

NAME OF DIRECTOR/         AGE             POSITION HELD                        POSITION HELD
OFFICER                                                                            SINCE
-----------------        -----            -------------                        --------------
Michael R. Long ......    55          Director, Chairman and C.E.O.            December, 1998

Louis A. Hoch ........    34          Director, President and C.O.O.           December, 1998

David S. Jones .......    26          Director and Executive Vice President    December, 1998

Lori A. Turner .......    42          Treasurer, Vice President and C.F.O.     December, 1998

Marshall Millard .....    37          Secretary, Vice President and            December, 1998
                                      General Counsel

E. Scott Crist .......    36          Director                                  January, 1999

Roger R. Hemminghaus .    62          Director                                    April, 1999

2. FAMILY RELATIONSHIPS

No family relationship exists between or among any of the directors, executive officers, and significant employees, as defined below, of the Company or any person contemplated to become such.

3. BUSINESS EXPERIENCE

MICHAEL R. LONG, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Mr. Long became Chairman and Chief Executive Officer of the Company as of December 1998. Mr. Long has over 29 years of senior executive management and systems development experience in six publicly traded companies, as well as successfully operating his own systems consulting business. In the past five years, Mr. Long has held positions at U.S. Long Distance Corp., as Vice President of Management Information Systems from December 1993 to August 1996; Billing Concepts, Inc., as Vice President of Information Technologies from August 1996 to June 1997, and Andersen Consulting as Business Development Director, Financial Services, from October 1997 to December 1998. Anderson Consulting is a worldwide consulting firm and affiliate of Arthur Andersen accounting firm. Billing Concepts, Inc. is a leading operator of comprehensive billing systems that collect long distance charges from telephone users on behalf of more than 1,300 telephone companies.

LOUIS A. HOCH, DIRECTOR, PRESIDENT AND CHIEF OPERATING OFFICER

Mr. Hoch joined the Company as President and Chief Operating Officer in December 1998. Mr. Hoch's background has been primarily in the telecommunications industry in which he has over 10 years of experience. Most recently, from April to December 1998, Mr. Hoch was the Subject Matter Expert for Call Centers in Telecom, at Andersen Consulting. His leadership in the call center industry was acknowledged by Andersen Consulting when it classified his processes and technology architecture to be one of their guidelines for best practices in call center development. While employed at Billing Concepts, Inc. from June 1991 to April 1998, Mr. Hoch successfully built large billing systems that were proven flexible enough to sustain exponential growth in record volumes, and call centers that integrated the latest in technology and processes. During his tenure at Billing Concepts, Mr. Hoch held successive positions; as a Tech Support Representative, Program Analyst, Program Manager, MIS Manager, and finally, Director of Information Technology. Mr. Hoch holds a B.B.A. in Computer Information Systems and an M.B.A. in International Business Management, both from Our Lady of the Lake University. He is certified as a Computer Professional
(CCP) by the Institute for Certification of Computing Professionals (ICCP).

DAVID S. JONES, DIRECTOR AND EXECUTIVE VICE-PRESIDENT

Mr. Jones joined the Company in December 1998. He has been active in the Internet billing industry almost since its inception. While employed at Billing Concepts, Inc., from 1997-98, Mr. Jones was responsible for defining strategic direction involving Internet technology. Mr. Jones has played an essential role in the development of the necessary relationships needed to be effective in the Internet billing marketplace, and has been directly involved in the marketing of the Company's products. Mr. Jones continues to manage the ongoing development of systems for the Company. From 1996 to 1997, Mr. Jones owned and operated his own business which provided ongoing service and support to automated teller facilities for various financial institutions. From 1993 to 1996, Mr. Jones was general manager of a specialty beverage operation in San Antonio. He has completed business finance and general business studies at Millikin University and the University of Texas at Austin.

LORI A. TURNER, TREASURER, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Lori A. Turner, C.P.A., joined the Company as Chief Financial Officer in December 1998. Prior to joining the Company, Ms. Turner served as Treasurer and Chief Financial Officer at Docucon, Inc. She held various positions at Docucon, including Controller, Vice-President, Finance, and Assistant Secretary from 1990 until her departure in 1999. From 1984 through 1989, Ms. Turner held various financial positions at Fuddruckers, Inc., a fast-food restaurant chain. Prior to joining Fuddruckers, she worked as a consultant for Fuddruckers and other firms. Ms. Turner holds a M.B.A. from the University of Texas at San Antonio.

MARSHALL MILLARD, SECRETARY, VICE PRESIDENT AND GENERAL COUNSEL

Mr. Millard also joined the Company in December 1998. He possesses over 10 years experience in providing legal counsel to publicly-traded and privately-held companies. Mr. Millard has extensive experience in negotiating and preparing strategic alliances, mergers and acquisitions, financing agreements and other business contracts and has a strong background in litigation and appeals. He is licensed to practice law in the Supreme Court and all lower courts in the State of Texas, the Western District of Texas and the Fifth Circuit Court of Appeals. He earned a Juris Doctor degree from St. Mary's University School of Law, in 1987, where he served as a Senior Associate Editor for the ST. MARY'S LAW JOURNAL. Mr. Millard has held corporate counsel positions at Southwestern Bell Telephone, a subsidiary of SBC Communications, 1993; U.S. Long Distance Corp. (now owned by Qwest Communications International), 1993-1996; and Billing Concepts, 1996-1998.

E. SCOTT CRIST, DIRECTOR

Mr. Crist became a director of the Company in January 1999. He is the President and Chief Executive Officer of Telscape International, Inc., one of the world's fastest growing multinational carriers of voice, video and data services. Prior to joining Telscape, Mr. Crist was a founder of Orion Communications, Inc., a long distance company, where he served as President. He also previously served a President and Chief Executive Officer of Matrix Telecom, a long distance company which ranked number seven on the Inc. Magazine list of the 500 fastest growing companies in 1995. Mr. Crist also founded D.S. Communications, a domestic long distance company, where he served as President and Chief Executive Officer. Mr. Crist holds a M.B.A. from the J.L. Kellogg School at Northwestern University, and a B.S., magna cum laude, in Electrical Engineering, with a Telecommunications Design emphasis, from North Carolina State University.

ROGER R. HEMMINGHAUS, DIRECTOR

Mr. Hemminghaus became a director of the Company in April 1999. He currently serves as Chairman of the Board of Directors of Ultramar Diamond Shamrock Corp., having retired in January 1999 as Chief Executive Officer of the same company. He also serves as a director for Luby's Cafeterias, Inc.; New Centuries Energies; and The Nature Conservancy of Texas. From 1996 to January 1999, Mr. Hemminghaus served as Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corp, following the merger of Ultramar Corporation and Diamond Shamrock, Inc. Prior to this merger, Mr. Hemminghaus served as Chairman, Chief Executive and President of Diamond Shamrock, Inc., where he had been employed since 1984. Mr. Hemminghaus also serves on the National Executive Board of the Boy Scouts of America, and various non-profit boards in Texas. He is a graduate of Auburn University, where he received a B.S. in Chemical Engineering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

1. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Company has no non-management, beneficial owners of more than five percent (5%) of the outstanding amount of its Common Stock.

2. SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the share ownership of the Company's Common Stock by its officers and directors, both individually and as a group, and by the record and/or beneficial owners of more than 5 percent of the outstanding amount of such stock:

                     SHARES OWNED BENEFICIALLY AND OF RECORD
                                PERCENT OF CLASS


TITLE OF                              AMOUNT & NATURE OF    PERCENT OF OWNERSHIP
CLASS          NAME AND ADDRESS      BENEFICIAL OWNERSHIP    AS OF DECEMBER 23,
                                                                  1999 (1)
-------      ---------------------  -----------------------  -----------------
Common       Michael R. Long (2)
Stock        15546 Clover Ridge
             San Antonio, TX 78248         1,183,333                   9.02%

Common       Louis A. Hoch (3)
Stock        15138 Grayoak Forest
             San Antonio, TX 78248         1,191,334                   9.09%

Common       David S. Jones (4)
Stock        11530 Vance Jackson
             San Antonio, TX 78230         1,183,333                   9.02%

Common       Lori Turner
Stock        11205 Woodridge Forest
             San Antonio TX 78249            100,000                   0.77%

Common       Marshall Millard
Stock        18123 Summer Knoll
             San Antonio, TX 78258           150,000                   1.1%

Common       All directors, officers
Stock        and employees as a group (5)
             (9 persons)                   4,008,000                  30.56%

(1) ALL OWNERSHIP IS STATED AS OF DECEMBER 23, 1999. IN 1999, THE COMPANY OPTIONS TO PURCHASE 924,600 SHARES OF COMMON STOCK TO VARIOUS EXECUTIVE OFFICERS, DIRECTORS AND EMPLOYEES, INCLUDING THOSE LISTED ABOVE. THESE OPTIONS ARE NOT REFLECTED IN THE TABLE SET FORTH ABOVE. SEE EXECUTIVE COMPENSATION BELOW.
(2) MICHAEL R. LONG IS THE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.
(3) LOUIS A. HOCH, IS THE CHIEF OPERATING OFFICER, PRESIDENT AND A DIRECTOR OF THE COMPANY.
(4)     DAVID S. JONES IS THE EXECUTIVE VICE PRESIDENT AND A DIRECTOR OF THE
        COMPANY.
(5)     ALL STOCK HELD BY OFFICERS AND/OR DIRECTORS IS RESTRICTED PER RULE 144.


EXECUTIVE COMPENSATION

A. EXECUTIVE OFFICER COMPENSATION

No executive officer of the Company received or accrued cash compensation in excess of $20,000 during fiscal year ended 1998. The following tables sets forth all compensation paid by the Company during the fiscal year ending December 31, 1998 to all executive officers of the Company:

NAME OF PRINCIPAL                                                  RESTRICTED
POSITION                       YEAR           SALARY(1)         STOCK AWARDS (2)

-----------------              ----           --------          ---------------
Michael R. Long                1998           $ 14,835             1,183,333
Chairman and C.E.O.

Louis A. Hoch                  1998           $ 11,868             1,183,334
President and C.O.O.

David S. Jones                 1998           $ 14,840             1,183,333
Executive Vice President

Marshall Millard               1998           $  7,318               150,000
Secretary, Vice President
and General Counsel

Lori A. Turner                 1998           $   NA                 100,000
Treasurer, Vice President
and C.F.O.

(1) Each of the named executives have entered into an employment agreement with the Company. These agreements have a three (3) year term and provide for an annual salary, bonuses at the discretion of the Board of Directors, and health benefits. The figures reflected are stated for December 1998. In 1999, each of the named officers are to receive 1999 salary compensation as follows: Mr. Long, $150,000; Mr. Hoch, $140,000; Mr. Jones, $120,000; Ms. Turner, $100,000; and Mr. Millard, $100,000.

(2) This table reflects only common stock ownership granted in connection with the executive's employment arrangement with the Company. In 1999, subject to shareholder approval, the officers named have been awarded the following number of options to purchase shares of common stock of the Company: Mr. Long, 100,000; Mr. Hoch, 100,000; Mr. Jones, 100,000;
        Ms. Turner, 40,000; and Mr. Millard, 40,000. The option price in each case is $2.81 per share.

B. COMPENSATION OF DIRECTORS

In 1998, the directors of the Company were not compensated for their services in that capacity. In 1999, the Company intends to seek shareholder approval of a director's compensation plan, which would provide for certain stock options, plus out-of-pocket expenses.

Subject to stockholder approval of the director's compensation plan, the Company has awarded options to purchase common stock of the Company to Messrs. Crist and Hemminghaus. Mr. Crist holds 40,000 options with an exercise price of $2.81 per share;

Mr. Hemminghaus holds 80,000 options with an exercise price of $5.18 per share. The options vest over a three year period.

DESCRIPTION OF SECURITIES

The Company's Articles of Incorporation, as amended, authorizes 200,000,000 shares of Common Stock, par value $0.001 per share. As of December 22, 1999, the Company had 13,113,065 shares of Common Stock issued and outstanding held by approximately 4,348 record holders. In addition, the Company has issued and outstanding 1,645,723 warrants convertible into 1,645,723 Shares Common Stock.

Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Directors of the Company are elected by a plurality. The holders of the Common Stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available. Any dividends declared with respect to shares of Common Stock will be paid pro rata in accordance with the number of shares of Common Stock held by each stockholder. However, the Company, in its present line of business, has never declared or paid any cash dividends on the Common Stock. For the foreseeable future, the Company expects to retain any earnings to finance the operation and expansion of the Company's business. In addition, it is anticipated that the terms of future debt and/or equity financing may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the Common Stock is unlikely.

INTEREST OF NAMED EXPERT AND COUNSEL

The Company has not hired any "expert" or "counsel" on a contingent basis or that will receive a direct or indirect interest in the Company, or who was a promoter, director, officer or employee of the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABLITY

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Company has agreed to indemnify each Selling Shareholder, its officers, directors and constituent partners, if any, and each person controlling (within the meaning of the Securities Act) such Selling Shareholder, against all claims, losses, damages or liabilities (or actions in respect thereof) suffered or incurred by any of them, to the extent such claims, losses, damages or liabilities arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or any related registration statement incident to this Registration, or any omission (or alleged omission) to state therein a material fact required to be stated herein or necessary to make the statements herein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to actions or inaction required of the Company in connection with any such Registration. The Company has agreed to reimburse each Selling Shareholder, its officers, directors and constituent partners, if any, and each person who controls any such Selling Shareholder, for any reasonable, documented legal and other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action.

Each Selling Shareholder has agreed to indemnify the Company, each of its directors and officers, each placement agent and underwriter, if any, of the Company's securities covered by this Registration Statement, each person who controls the Company or such underwriter within the meaning of the Securities Act, and each other Selling Shareholder, each of its officers, directors and constituent partners and each person controlling such other Selling Shareholder, against all claims, losses, damages and liabilities (or actions in respect thereof) suffered or incurred by any of them and arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in this Registration Statement or related prospectus, or any omission (or alleged omission) to state herein a material fact required to be stated herein or necessary to make the statements herein not misleading; and will reimburse the Company, such other Selling Shareholders, such directors, officers, partners, persons, placement agent, underwriters and controlling persons for any reasonable, documented legal and other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action.

The Company has also agreed to indemnify and hold harmless the placement agent, Pennsylvania Merchant Group ("PMG"), and its affiliates, directors, officers, controlling persons, and employees from and against all claims, damages. Losses, liabilities and expenses as the same are incurred, relating to or arising from PMG's involvement in the private placement of the securities subject to this Registration Statement.

DESCRIPTION OF BUSINESS

A. COMPANY HISTORY

billserv.com is a Nevada corporation with its principal offices currently located at 14607 San Pedro Ave., Suite 100, San Antonio, Texas 78232. Additional information about the Company may be obtained at the Company's Internet address, HTTP://WWW.BILLSERV.COM. The Company offices may be contacted by telephone at 210-402-5000.

The Company was incorporated on June 4, 1998 as a mineral development company, under the name Goldking Resources, Inc. The principal asset of the company was a mineral claim located in British Columbia, Canada. After the Company (then under prior management) further analyzed the cost involved in developing the mineral claim, it determined that the Company would have greater value as a corporate vehicle for other operations. Accordingly, the Company obtained NASD OTC Bulletin Board ("OTC BB") trading status, and on December 3, 1998, acquired and merged with billserv.com, Inc., a company incorporated in Texas in July 30, 1998 ("billserv-Texas"), with business plans to operate in the Internet billing industry, but having no substantial assets, revenues or operations. billserv-Texas was owned in its entirety by the current management directors of the Company, who were not affiliated with any of the officers, directors or shareholders of Goldking Resources.

On December 3, 1998, Goldking Resources, Inc. combined with billserv-Texas, changed its name to billserv.com, Inc. and began trading on the OTC BB, under the symbol BLLS. By virtue of this reverse merger, in which Goldking Resources (now known as billserv.com, Inc.) was the surviving entity, the Company was able to position itself into an emerging high-growth market, and billserv-Texas was able to merge with and into a company already trading on the NASD OTC BB.

Concurrent with the merger with billserv-Texas, the Company secured advances of $2.0 million over a five month period from Messrs. James R. King, Robert D. Smith and Richard M. Jeffs, all of Vancouver, BC, Canada (hereinafter the "Consulting Group"). The Company also entered into a Consulting Agreement with this Group for the provision of investor relations, fundraising assistance and public relations services. The initial advances by the Consulting Group were subsequently repaid from Regulation S equity financing of $5.3 million.

On or about October 15, 1999 and December 23, 1999, the Company obtained additional equity financing, net of expenses, totaling $7,905,251 from the Selling Shareholders, in exchange for which the Company issued the Secondary Shares registered hereby.

B. GENERAL OVERVIEW OF BUSINESS

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
billserv.com, Inc. (the "Company") is a service bureau clearinghouse in the electronic bill presentment and payment ("EBPP") industry. EBPP is the process of presenting a bill in a secure environment on the Internet and allowing the customer to pay the bill through the electronic transfer of funds. EBPP is alternatively referred to as "Internet billing" or "Ebilling."

As a startup enterprise, with approximately 50 employees, the Company expects to earn its first operating revenues in the fourth quarter of 1999. The Company intends to generate four principal revenue streams: Internet billing services ("EServ"), Internet publishing of statements ("EPublishing"), customer care services through Internet and traditional telephony technologies ("ECare"), and professional services associated with the implementation and maintenance of these Internet technologies ("EConsulting"). The Company is currently capable of providing services in each of these areas, although ECare services are available only on a limited basis. In addition, the Company is developing an Internet portal with EBPP capabilities.

Through September 30, 1999, the Company has expended $600,389 on research and development of its products and services. Of the four principal product and service areas, only ECare is available on a limited basis, as the Company intends to develop, build and staff a customer care center which integrates Internet and traditional telephony capabilities. While development costs for this product are extremely difficult to project, and may change as more definitive plans are developed, the Company estimates expenditures ranging from $3,000,000 to $4,000,000 for the development and construction of its first customer care center.

The Company has entered into strategic service or marketing agreements with Transpoint, LLP, an EBPP consolidator and aggregator owned by Microsoft Corporation; First Data Corporation, and Citibank Check Free Corporation; Bank of America; CyberCash, Inc., an Internet payment technologies leader; and NETDelivery Corporation, an electronic data management enterprise. These agreements are in addition to the Company's existing agreement with Checkfree Corporation.

Additionally, the Company has secured service agreements to provide its EServ product to National Computer Print, Inc., one of the nation's largest print and mail companies; Sallie Mae Corporation, the nation's leading provider of financial services for post-secondary education; Ultramar Diamond Shamrock Corporation, a major independent petroleum refining, petroleum product and convenience merchandise concern; PC Free, Inc., a strategic bundler of computer hardware and software; and UDP, Inc., which provides billing and messaging services in the telecommunications industry. Each of these agreements involve two phases of service by the Company. The first phase is a piloting period, during which the customer and Company systems are analyzed and tested. The second phase of service is operational, involving the actual delivery of the EServ product to the biller/customer and its customers. Currently, the Company is experiencing a 3-4 month piloting phase with its initial customers. The duration of this phase is expected to be reduced over time with each additional Company customer, as historical and operating history will indicate potential, recurring customer service issues, for future reference. In the fourth quarter of 1999, the Company will generate its initial operating revenue for the EServ product, as some of its initial customers completed the piloting phase of service.

The Company primarily targets middle market billers that produce monthly recurring bills to their customer base. Examples of these billers include utilities, credit card issuers, security monitoring services, financial services, cable service providers and communications providers. The Company also targets traditional print-house service companies that require assistance in their conversion to Internet billing.

In a typical scenario, the Company will analyze a biller's existing billing system and enable the biller to transmit its print stream to the Company for electronic bill processing. The Company will then process the billing information from the biller's print stream and transmit the data to a selected consumer "front end," an Internet website destination where the consumer has chosen to receive bills in an electronic medium. Examples of front ends, also called aggregators, include Check Free, Transpoint, Bank of America the biller's website, the consumer's bank website, and Internet portals such as Yahoo, Excite, Lycos, AOL and others. After receiving the bill on its chosen website, the consumer may review and pay the bill by selecting the available payment option on the website. Payment is completed through ACH (Automated Clearing House) transfer of funds as directed by the consumer and enabled by the consumer's chosen front end.

The Company will charge a volume-sensitive transaction fee for each bill or statement presented electronically over the Internet. Pricing is also reflective of the multi-year term commitment selected by the biller. The Company also charges a set-up fee for implementing Internet billing capabilities for the biller.

The Company believes a biller can achieve substantial savings by utilizing the electronic billing services offered by the Company instead of continuing to publish paper-based bills. These savings are primarily realized in reduced printing, mailing and handling costs.

The Company believes that consumers will increasingly demand to receive and pay their bills over the Internet, particularly at a single front end website individually selected by the consumer. The Company believes it has an advantage in the EBPP market in that it can assist a biller in presenting a bill to any consumer at any Internet website chosen by that consumer. In this regard, the Company functions as a clearinghouse for selected consumer front ends. By contrast, the Company believes that today a biller is forced to either choose one particular consumer front end, and therefore one website, or build its own EBPP capabilities and manage all of the various front end relationships itself, an undertaking which involves considerable time and costs, and displaces the biller's resources from its core business functions.

The Company believes that a biller's statement, as presented on a consumer's chosen website, provides targeted marketing opportunities for that biller and third party advertisers. Just as paper-based bills received by consumers often contain marketing inserts and product offerings, the electronic bill provides for electronic bill inserts. The Company believes that the biller can achieve additional revenues by providing consumers with purchasing opportunities on its bill space.

The Company believes that today it has few competitors in its role as an EPBB service bureau clearinghouse of small to medium size billers. The Company, however, expects that competition will increase dramatically in the near future. The Company expects to have increased competition from front ends, traditional print and mail companies, and existing and new market entrants.

Electronic presentment of statements, or EPublishing, enables a company to provide business-to-business distribution of traditional paper-based statements over the Internet. An example of such statements includes those sent by investment or fund managers to brokers. The Company believes that statement producers can achieve substantial time and cost savings by transferring publishing and distribution functions to an Internet-based service provider.

The Company believes it can also generate revenues from customer care center operations, whether those operations are generated from billers' outsourced customer care functions or from marketing opportunities from electronic bill marketing inserts. The Company therefore plans to build Internet-enabled customer interaction centers to capitalize on these marketing opportunities.

The Company offers professional consulting services to assist billers, statement producers, call center operators and other Internet business participants in establishing and maintaining their own customized Internet billing, presentment or communications systems.

In April 1999, the Company announced that it was establishing its own Internet portal at the website WWW.BILLS.COM. The operations of the Internet portal have been organized under "bills.com, Inc.," a Delaware corporation which will operate as a wholly-owned subsidiary of the Company. The Company expects that the Internet portal of bills.com will be operational during the first quarter of 2000, and will be available for consumer use and interaction thereafter. Consumers may currently register with bills.com by visiting the website and entering applicable billing information.

The core function of bills.com is to operate as an Internet bill presentment and payment service for consumers. In this regard, bills.com will operate a consumer front end, similar to CheckFree. In addition, bills.com will provide other on-line features such as stock quotes, mortgage quotes, loan applications and approvals, banking, shopping, news, weather, sports and other features. In this connection, bills.com has recently entered into an agreement with InfoSpace.com to develop these on-line features, some of which have been implemented.

bills.com expects to earn revenues through Internet banner advertising on its website, as well as through sponsorship agreements with other Internet portals. The Company believes that companies will purchase space on its bills.com website in order to take advantage of the potentially large number of consumers who will use the site as an Internet bill presentment and payment service. The Company's bills.com subsidiary currently possesses no relationship with other Internet-based enterprises, nor has the Company sought any such relationships; however, the Company intends to seek relationships this year with other Internet portals which may result in payments of annual sponsorship fees to bills.com in exchange for providing links to their respective Internet portals.

C. INDUSTRY OVERVIEW

Internet usage has increased dramatically in the last decade. As a result, many new personal and commercial applications have been developed for Internet users and increasingly consumers are conducting business through Internet applications. The Company believes that Internet billing will be one of the next significant applications of the Internet. Companies such as CheckFree and Transpoint have been established in order to develop Internet billing into a commercially viable alternative to paper-based billing and payment systems.

Research indicates that there are approximately 110 million households in the United States with each receiving an average of twelve (12) bills per month. Assuming an average charge of $0.40 for each EBPP transaction, the Company estimates annual industry revenue potential of $6.4 billion. If 33% of households pay their bills online, the market potential is $2.1 billion per year. The Company believes that if small businesses are included in the calculation, the market size doubles to over $4 billion per year.(1)

According to the Bank Administration Institute, five industries utilities, communications, credit cards, insurance, and lending institutions are responsible for over one-half of all consumer bill payments.(2) Because of the large number of recurring bills, these industries are the most likely to be the first to offer electronic bill presentment.

D. PRODUCTS AND SERVICES

In order to meet real and anticipated market demand, the Company has developed and is marketing the following products and services:

-------------------
1 "Internet Billing: Waiting for the Banks," Salomon Smith Barney, October 15, 1998, p. 20

2     "Internet Billing: Waiting for the Banks," p. 17

ESERV (INTERNET BILLING SERVICE BUREAU). EServ creates the option for companies currently printing and mailing bills to instead publish the bills on the Internet wherever their consumers may choose to receive, view and pay them.

Currently, there are several Internet locations, or "front ends," from which consumers may choose to access and pay bills electronically. The principal front ends are CheckFree TransPoint and Bank of America as well as the biller's website. It is important for a biller to be able to deliver statements to all of these front ends, because each consumer will demand to receive electronic bills at their preferred front end. Similarly, consumer acceptance will be accelerated if consumers can use any front end they wish to view and pay their bills.

EServ is the focal point for managing all of the front end relationships. EServ will allow billers to concentrate resources on their core business and still exploit the growth of Internet billing. EServ's goal is to offer a familiar business model to billers who today use traditional print and mail methods, but allow for one delivery channel to publish bills and one delivery channel to receive payments and accounts receivable data. With EServ, billserv.com assumes the responsibility of managing the multiple systems, multiple delivery channels, and multiple relationships necessary to make Internet billing effective.

EServ is competitively priced because billserv.com pays one-time integration fees to the front ends for each biller, and volume-based per statement charges, aggregating the volume of all of its billers. This reduction in cost enables billserv.com to charge a one-time implementation fee to each biller and a per statement fee which is less than the rate a biller would pay if supporting an internal Internet billing system.

EPUBLISHING (INTERNET PRESENTMENT OF STATEMENTS). The EPublishing product enables business-to-business distribution of traditional paper-based statements, such as those produced by investment or fund managers for their brokers.

The EPublishing solution will allow businesses such as investment fund managers or current print vendors to transmit already existing print files to the Company for manipulation and presentment on a website that the brokerage community or other business can access for viewing. The Company will also implement substantial data archival systems that will house statement history and allow for disaster recovery through a sophisticated back-up system.

While the market size for this product is very difficult to estimate, the Company believes it is substantial. The Company is aware of one large traditional print and mail operation that produces more than six million statement pages per month. These paper statements are boxed and mailed to more than 2,500 brokers. Each broker reviews and files these statements creating inefficient workflow processes and storage costs. Assuming that most brokers are already Internet-enabled, making the transition to an electronic retrieval and storage system will be simple and more cost efficient than the current methods.

ECARE (CUSTOMER INTERACTION CENTER). ECare is similar in nature to traditional call centers, but with multiple communication entry points such as telephone, Internet, interactive voice response, email and fax. The Internet communication component may support Web chat, IP Telephony (voice over the Internet), Web Whiteboarding (visual interactive on-screen markings), email and Web Video conferencing. The call centers will provide revenue opportunities through traditional outsourced customer care services as well as through fulfillment services via electronic bill marketing inserts.

ECONSULTING (PROFESSIONAL SERVICES). EConsulting will provide custom build solutions for companies seeking an in-house EBPP or related system. These services can range from assisting in the development an Internet billing strategy to actually building an EBPP system for the biller. In this regard, the Company can assist the biller in overcoming the learning curve associated with EBPP. The market for this product primarily consists of large first tier or second tier billers.

BILLS.COM (INTERNET PORTAL). bills.com will operate as an Internet portal offering an electronic bill presentment service for consumers. In this regard, bills.com will operate a consumer front end, similar to CheckFree. Unlike other consumer front ends, however, bills.com will offer its services free of charge to consumers. In addition, bills.com will provide other on-line features such as stock quotes, mortgage quotes, loan applications and approvals, banking, shopping, news, weather, sports and other features to consumers who enter the website.

E. SALES AND MARKETING

        I.     STRATEGY

The Company foresees two broad-based approaches to its sales and marketing strategy. The first approach is based on a geographic concentration, whereby the Company will attempt to secure a critical mass of billing customers in a densely populated metropolitan area. These billing customers would be local and regional utilities or other companies from which consumers receive a substantial number of their total monthly statements. The Company will concurrently approach local banks and credit unions in order to develop Internet billing relationships. These financial institutions could also market to their respective customer bases, thereby driving consumer acceptance and demand for Internet billing services. The geographic model would be replicated on a national and international basis. The Company will develop a sales force to meet the demands presented by the geographic sales model.

The second approach of the Company's sales and marketing strategy will be a non-geographic expansion model. In this approach, the Company will pursue vertical markets and traditional print and mail enterprises and encourage companies in these areas to offer Internet billing services to their print and mail customers, wherever they may be located.

To supplement its sales efforts, the Company intends to develop a marketing compact disc which would be presented to targeted executives within prospective billing customers. The compact disc will contain a clear value proposition supported by video and demonstration capabilities.

To further its sales and marketing strategies, the Company will attend and make presentations at industry-specific trade shows and in trade publications. It is the Company's plan to have a significant presence at each of these trade shows to ensure direct contact with prospect companies and executives. Trade publications will be used to promote the brand and services. The Company will evaluate the effectiveness of this program based upon revenue generation, reader response cards and in-bound calls for more information.

For the newly-formed bills.com subsidiary, marketing efforts may be directed toward a nationwide campaign of television commercials, Internet banner advertisements, news media briefings, and the offering of incentives for new subscribers.

        II.    SUPPORT

The Company's sales and marketing efforts, their associated costs and precise timing are under development, and thus extremely difficult to project. Until sufficient funds are available, the Company will be unable to pursue fully its sales and marketing strategies. In order to fund these efforts, the cost of which will likely exceed the amount of $3,000,000 over the next twelve (12) month period, the Company currently plans to issue additional equity securities, undertake capital lease financing arrangements, and in the longer term expend revenue from operations.

The Company is currently capable of providing services in each of its key product areas, although ECare services are available on a limited basis, due primarily to the size and configuration of the company's current facilities. Through September 30, 1999, the Company has expended approximately $600,389 on research and development of its products and services. To further support its ECare product sales and service, the Company intends to develop, build and staff a customer care center which integrates Internet and traditional telephone capabilities. While development costs for this center are difficult to project, and may change as more extensive plans are developed later this year, the Company estimates expenditures ranging from $3,000,000 to $4,000,000 for the development and construction of its customer call center.

The Company currently employs 50 personnel; and projects that it will have approximately 60 employees by March 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND PLAN OF OPERATION

A. GENERAL

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
billserv.com, Inc. is a service bureau consolidator in the EBPP industry. As a development stage enterprise, the Company has yet to receive any operating revenues. However, the Company intends to generate four principal revenue streams: Internet billing services, Internet publishing of statements, customer care services through Internet and traditional telephony technologies, and professional services associated with the implementation and maintenance of these Internet technologies. The Company has a limited operating history on which to base an evaluation of its businesses and prospects. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks for the Company include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology and transaction-processing systems, provide superior customer service, respond to competitive developments, improve its Web site, and attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

Since inception, the Company has incurred losses and as of September 30, 1999 had an accumulated deficit of $4,291,055. The Company believes that its success will depend in large part on its ability to (a) secure additional financing to meet capital and operating requirements, (b) capture a major portion of the medium to large size market of billers as its customer base, (c) drive the consumer adoption rate of EBPP, and (d) meet changing customer requirements and technological changes in an emerging market. Accordingly the Company intends to invest heavily in its product development, technology, and operating infrastructure development as well as marketing and promotion. Because the Company's services will require a significant amount of investment in infrastructure and a substantial level of fixed operating expenses, achieving profitability depends on the Company's ability to generate a high volume of revenues. As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company's current and future expense levels are based largely on its investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results will depend on the volume of transactions completed and related services rendered. The timing of such services and transactions and the Company's ability to fulfill a biller's demands are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to the Company's planned expenditures could have an adverse effect on the Company's business, prospects, financial condition and results of operations. Further, the Company may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial conditions and results of operations.

B. PLAN OF OPERATION

The Company's plan of operation for the next twelve months is to: (1) further develop trading partner relationships with front ends such as CheckFree, Transpoint, Bank of America, all of which have executed agreements with the Company; (2) develop trading partner relationships with Internet portals such as in order to gain access to as many Internet users as possible. (3) execute billing agreements with as many billers as possible; (4) design, develop and market its Internet portal where the consumer can view and pay bills; (5) build systems which will operate the EBPP and other operations of the Company; (6) attract and retain highly qualified employees in order to appropriately staff business operations; and (7) provide the facilities and resources necessary to achieve the business goals of the Company. The Company currently employs 40 personnel and projects that it will have approximately 60 employees by the end of 1999.

C. RESULTS OF OPERATIONS--FROM INCEPTION TO DECEMBER 31, 1998

The Company's activities for the five month period from inception to December 31, 1998 resulted in net operating losses of $289,770. The Company generated no revenues during the period. Operating expenses were generally not incurred until December 1998.

Selling expenses consisted primarily of payroll and related expenses for personnel engaged in marketing and selling activities, as well as advertising services under a consulting agreement with the Consulting Group described below at Item 7. The Company expanded its sales and marketing staff subsequent to December 31, 1998 and intends to continue such expansion. It also will increase marketing and sales capabilities through various marketing and sales activities, including, advertising in trade publications, promotional activities and aggressive trade show attendance. Therefore the Company expects marketing and sales expense to increase substantially.

General and administrative expenses consisted primarily of payroll and related expenses for executive, accounting, legal and administrative personnel, as well as professional and consulting fees and other general corporate expenses. In 1998, financial and investor relation services provided to the Company by the Consulting Group, a related party, totaled $100,000. The Company expanded its general and administrative staff subsequent to December 31, 1998 and intends to continue such expansion. Therefore, the Company expects general and administrative expenses to increase substantially as it incurs additional costs related to the growth of its business.

D. RESULTS OF OPERATIONS - QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1999

The Company's activities for the quarter and nine months ending September 30, 1999 resulted in a net operating loss of $1,539,858 and $3,991,349 respectively. The Company generated no revenues during the period.

Selling expenses consisted primarily of payroll and related expenses for personnel engaged in marketing and selling activities, as well as advertising services purchased from the Company's Consulting Group which totaled $100,000 and $400,000 for the quarter and nine months ended September 30,1999. The Company expanded its sales and marketing staff during the quarter ended September 30, 1999 and intends to continue such expansion. The Company has opened sales offices in Arizona, California, Massachusetts, New Jersey, North Carolina, Pennsylvania, and Texas. The Company plans to increase its marketing and sales capacities through various marketing and sales activities, including, advertising in trade publications, promotional activities, and aggressive trade show attendance. Therefore the Company expects marketing and sales expense to increase substantially.

Research and development expenses totaled $260,847 and $600,389 for the quarter and nine months ended September 30, 1999. The Company devoted these resources to development of its technology infrastructure and operating systems. The Company is continuing to invest significantly in research and development, particularly in the development of its technology infrastructure and operating systems in anticipation and support of revenue growth, quality improvement and efficiency enhancement opportunities.

General and administrative expenses consisted primarily of payroll and related expenses for executive, accounting, legal and administrative personnel, as well as professional and consulting fees and other general corporate expenses. For the quarter and nine months ended September 30, 1999, financial and investor relation's services provided under the Consulting Agreement totaled $100,000 and $650,000. The Company expects general and administrative expenses to increase as the Company expands its staff and incurs additional costs related to the growth of its business.

E. LIQUIDITY AND CAPITAL RESOURCES

From inception to date, the Company's operations have been funded from advances under an equity placement. This placement was concluded and fully funded on June 11, 1999, pursuant to Regulation S. The Company issued 946,428 shares of common stock in exchange for $5.3 million in cash. Advances outstanding at the time of the placement totaling $2 million were repaid from the proceeds, as well as amounts due to a related party for investor and public relations services for $1 million. An additional $200,000 was paid during the quarter ended September 30, 1999 to the Consulting Group for services under the consulting agreement.

In addition to the equity placement, on August 6, 1999, the Company issued a short-term note payable to an accredited investor for $1 million. The note was issued as bridge financing until such time as the Company completed the private placement offering ("Offering"). The Offering was completed in December 1999. A total of 2,136,637 common shares were issued resulting in net proceeds of approximately $7,905,251. One half of the short-term note payable, or $500,000 was converted into Common Stock under the Offering. The remaining $500,000 was repaid on October 18, 1999.

At September 30, 1999, the Company had positive working capital of $350,383. During the third quarter and the first nine months of 1999 the Company made significant expenditures and commitments for capital improvements consistent with anticipated growth in operations, infrastructure and personnel. The Company anticipates it will make additional investments in and for capital improvements utilizing proceeds of the Offering completed in October 1999 and which will require additional financing, either through the use of equipment leasing arrangements, or other equity financing.

The Company purchased the domain name bills.com for $75,000 in April 1999, at which time it announced the establishment its own Internet portal at the website WWW.BILLS.COM. The company will amortize the amount over a ten year period. The operations of the Internet portal have been organized under "bills.com, Inc.", a Delaware corporation that will operate as a wholly-owned subsidiary of the Company. The portal is currently available for consumer use and interaction. The Company will continue to develop the website and to enhance its design. bills.com(TM) expects to earn revenues through Internet banner advertising on its website, as weLL as through sponsorship agreements with other Internet portals. The Company believes that companies will purchase space on its bills.com(TM) website in order to take advantage of tHE potentially large number of consumers who will use the site as an Internet bill presentment and payment service. The Company currently has plans to invest only limited funds to support and market the portal; however, the Company could at any time decide to devote additional financial resources to the portal.

The Company has engaged Pennsylvania Merchant Group ("PMG"), to provide strategic and financial advisory services, including analysis of markets, products, positioning, financial models, organizations and staffing, potential strategic alliances, capital requirements and funding options. In exchange for these advisory services, the Company issued a warrant to PMG to purchase 111,085 shares of common stock of the Company at an exercise price of $6.75 per share (which represents the average closing price of the Company's stock over the twenty (20) day period preceding May 18, 1999). The warrant is immediately exercisable and expires in five (5) years. This warrant was issued in accordance with exemption under Section 4(2) of the Securities Act of 1933, as amended, because the transaction is by an issuer not involving a public offering.

The Company secured long-term financing for portions of its computer, software and telephone systems, and furniture during the second and third quarter of 1999. It entered into four three-year capital leases for approximately $208,292, which have an interest rate of 10.8%. The term of the leases include a requirement of security totaling 50% of the total lease for which the company purchased a certificate of deposit for $105,000.

Additionally, the Company entered into a two-year capital lease totaling $487,131 carrying an interest rate of approximately 17%. The terms of the lease include a requirement of an initial security deposit in the form of a certificate of deposit equal to 70% of the total dollars financed, 25% of the security will be released to the Company on each six month anniversary of the lease inception date.

The Company's headquarters are located in San Antonio, Texas. The Company entered into a two-year lease for its headquarters beginning in May 1999 for 8,000 square feet which was modified to include an additional 3,000 square feet beginning in August 1999. The Company anticipates acquiring additional adjacent leased space to meet the requirements of its expanding clerical, administrative and sales activities. Additionally, the Company leases sales offices in Hollidaysburg, Pennsylvania; Dallas, Texas; Phoenix, Arizona; and Concord, Massachusetts and plans to open additional sales offices throughout the United States. The Company also anticipates increasing its lease commitments with the establishment of a customer care center within the next 12 months.

The Company intends to develop, build and staff a customer care center, which integrates Internet and traditional telephone capabilities to further support it, eCare product sales and service. While development costs for this center are difficult to project, and may change as more extensive plans are developed later this year, the Company estimates expenditures ranging from $3,000,000 to $4,000,000 for the development and construction of its customer care center. The Company plans to meet its capital requirements primarily through use of cash on hand, additional issuance of equity securities, capital lease financing, and in the longer term, revenue from services.

The Company's sales and marketing efforts, their associated costs and precise timing are under development, and thus extremely difficult to project. Until sufficient funds are available, the Company will be unable to pursue fully its sales and marketing strategies. In order to fund these efforts, the cost of which will likely exceed the amount of $3,000,000 over the next twelve (12) month period, the Company currently plans to issue additional equity securities, undertake capital lease financing arrangements, and in the longer term expend revenue from operations.

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates to avoid system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

As of December 15, 1999, the Company has completed the process of determining whether or not its products, its internal systems, computers and software, and the products and systems of its critical vendors and suppliers are Year 2000 compliant. The cost associated with this review has been minimal, primarily because the Company has utilized internal personnel to complete the review, and because the Company's systems are relatively new. To date, this evaluation process has resulted in the following:

                IT Systems. The Company has conducted a preliminary survey of its IT hardware and software and believes that all such hardware and software is Year 2000 compliant.

                Non-IT Systems and Infrastructure. Machinery and equipment used in operations has been inventoried and assessed for Year 2000 compliance. The Company believes all such items are Year 2000 compliant.

                Vendors. The Company has completed the process of ascertaining whether or not its vendors and suppliers are Year 2000 compliant. Again, the Company believes that all of its critical vendors are Year 2000 compliant.

Given these results of its Year 2000 review, in a reasonable worst case scenario, the Company might experience some disruptions in certain of its peripheral operating systems or with certain non-critical vendors. The Company believes that sufficient redundancy exists in its systems and vendor relationships to minimize any substantial detrimental effects on the Company's operations and financial position.

Although the Company believes that its Year 2000 review has identified all material Year 2000 issues, there can be no absolute assurance that the Company identified and resolved all such issues. If the Company discovers Year 2000 problems in the future, it may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

PROPERTIES AND EQUIPMENT

As of May 1, 1999 the Company entered into a two-year lease for its headquarters in San Antonio, Texas for 10,000 square feet. The Company anticipates acquiring additional adjacent leased space to meet the needs of its expanding clerical, administrative and sales activity. Additionally, the Company leases sales offices in Hollidaysburg, Pennsylvania, North Carolina, Dallas, Texas and Phoenix, Arizona, and plans to open additional sales offices throughout the United States. The Company also anticipates increasing its lease commitments with the establishment of a customer care center within the next twelve months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A. TRANSACTIONS WITH MANAGEMENT AND OTHERS; CERTAIN BUSINESS RELATIONSHIPS; PROMOTERS

Concurrent with and in connection with the Regulation S equity financing described herein, the Company entered into a consulting agreement, effective December 1, 1998, with the Consulting Group, located at 1090 W. Pender Street, Suite 420, Vancouver BC V632N7, under which that Group provided or will provide financing, investor relations, public relations and advertising services for the Company for a period of one year. The total consideration paid and to be paid to the Consulting Group for all services to the Company is $1.2 million; the Company has not allocated this amount between and among the various services of the Consulting Group. Additionally, between the period of December 1998 and May 1999, the Consulting Group advanced to the Company the sum of $2.0 million, which was subsequently repaid on June 11, 1999, from the proceeds of closing the Regulation S financing in the amount of $5.3 million.

On May 7, 1999, the Company entered into a certain Business Development Agreement, and a related Independent Sales Agent Agreement, with Southwest Business Corporation ("SBC"), of San Antonio, Texas. In exchange for sales and marketing services and support described in these agreements, which generally includes identification, introduction, sales to, and support of prospective customers, and subject to performance criteria described therein (volume-based customer billings thresholds), SBC may earn the right to purchase up to 500,000 shares of common stock of the Company. The warrant is for a term of three years after the Company's common stock is offered for sale on a recognized stock market, which the Company construes to include the NASDAQ National or SmallCap Markets; the exercise price is 110% of the per share price of the common stock at May 7, 1999, which was $6.50.

On May 18, 1999, the Company contracted with Pennsylvania Merchant Group ("PMG"), of West Conshohocken, Pennsylvania, to provide strategic and financial advisory services, including analysis of markets, products, positioning, financial models, organizations and staffing, potential strategic alliances, capital requirements and funding options. In exchange for these advisory services, the Company agreed to issue to PMG a warrant to purchase 111,085 shares of common stock of the Company at an exercise price of $6.75 per share (which represents the average closing price of the Company's stock over the twenty (20) day period preceding May 18, 1999). The warrant is exercisable for five (5) years.

On or about May 18, 1999, a warrant was issued to PMG for 111,085 shares in exchange for advisory services. This warrant has an exercise price of $6.75 which represents the average closing price of the Company's stock over the twenty (20) business days preceding the date of engagement for advisory services. On October 15, and October 22, 1999, the Company issued to PMG two warrants to purchase a total 37,524 Shares of Common Stock of the Company at an exercise price of $3.25 which represents the price at which the Holders of the Secondary Shares purchased the Shares. On the following dates, four additional warrants (the "Additional Warrants") for the number of shares indicated were issued to PMG in consideration for additional services rendered relating to the private placement. The exercise price for the Additional Warrants was determined by the closing price of the Company's stock on the day each warrant was issued.

  NUMBER OF SHARES               EXERCISE PRICE              ISSUE DATE
  ----------------               --------------           -----------------
      18,900                         $8.00                December 16, 1999
      19,950                         $7.44                December 17, 1999
       8,890                         $7.41                December 21, 1999
       3,500                         $7.31                December 23, 1999

Except as described above, there is no affiliation between or among the Company, Consulting Group, SBC and PMG. The Company possesses separate relationships with each of these groups or entities.

B. INDEBTEDNESS OF MANAGEMENT

No member of management of the Company is or has been indebted to the Company in an amount in excess of $60,000. No director or executive officer is personally liable for repayment of amounts advanced under any financing received by the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

A. MARKET INFORMATION

The Company's common stock is traded on the NASD OTC BB. The following table sets forth the range of high and low bid quotations as reported during the most recent fiscal year. Bid quotations represent prices between dealers, do not include retail markup, mark down or other fees or commissions, and do not necessarily represent actual transactions.

Calendar Quarter                   Bid Prices
    Ended                       Low          High
------------------------------------------------------

December 31, 1998(1)           2 3/8          3 3/8
March 31, 1999                 2 3/4          8 5/8
June 30, 1999                  4 1/4         10 1/8
September 30, 1999             3 13/16        7 3/4

(1) No previous periods are reported as the Company was initially listed in the fourth quarter 1998.

The Company has 13,113,065 shares of common stock outstanding, including the 2,136,637 shares issued and registered hereby; of this amount, 6,030,000 of such shares are nonrestricted; 6,136,637 of such shares are restricted pursuant to Rule 144; and 946,428 shares are restricted pursuant to Regulation S. As of December 23, 1999, the number of holders of record of the common stock, $.001 par value, of the Company was approximately 4,348.

B. DIVIDEND POLICY

The Company has paid no cash or stock dividends and has no present plan to pay any such dividends, intending instead to reinvest its earnings, if any. However, payment of future dividends will be determined from time to time by its board of directors, based upon its future earnings, financial condition, capital requirements and other factors. The Company is not presently subject to any restriction on its present or future ability to pay such dividends.

FINANCIAL STATEMENTS

                               billserv.com, Inc.
                          (a development stage company)

                              Financial Statements


                         Period Ended December 31, 1998

                         Report of Independent Auditors



Board of Directors
billserv.com, Inc.

We have audited the accompanying balance sheet of billserv.com, Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from inception (July 30, 1998) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of billserv.com, Inc. at December 31, 1998, and the results of its operations and its cash flows for the period from inception (July 30, 1998) through December 31, 1998 in conformity with generally accepted accounting principles.

                                                   Ernst & Young LLP

San Antonio, Texas
June 1, 1999, except for Note 7,
as to which the date is November 19, 1999
                               billserv.com, Inc.
                          (a development stage company)

                                  Balance Sheet

                                December 31, 1998


ASSETS
Current assets:
   Cash and cash equivalents ...................................      $ 329,618
   Related party accounts receivable ...........................         24,000
   Prepaid expenses ............................................          3,213
   Other current assets ........................................         31,149
                                                                      ---------
Total current assets ...........................................        387,980

Property and equipment, net of
   accumulated depreciation of $559 ............................         19,550
                                                                      ---------

Total assets ...................................................      $ 407,530
                                                                      =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable ............................................      $   3,779
   Accounts payable - related party ............................        150,000
   Accrued expenses ............................................         38,127
   Advance from shareholders ...................................        500,000
                                                                      ---------
Total current liabilities ......................................        691,906

Equity subject to potential redemption .........................          5,300

Shareholders' equity (deficit):
   Common stock - $.001 par value, 200,000,000 shares
      authorized, 10,030,000 shares issued and
      outstanding at December 31, 1998 .........................         10,030
   Additional paid-in capital ..................................           --
   Deficit accumulated during the development stage ............       (299,706)
                                                                      ---------
Total shareholders' equity (deficit) ...........................       (289,676)
                                                                      ---------

Total liabilities and shareholders' equity (deficit) ...........      $ 407,530
                                                                      =========


SEE ACCOMPANYING NOTES.

                               billserv.com, Inc.
                          (a development stage company)

                             Statement of Operations

               From Inception (July 30, 1998) to December 31, 1998


Revenues ....................................................      $       --

Operating expenses:
   Selling expenses .........................................            88,298
   General and administrative ...............................           200,913
   Depreciation .............................................               559
                                                                   ------------
Total operating expenses ....................................           289,770
                                                                   ------------

Loss before income taxes ....................................          (289,770)

Income taxes ................................................              --
                                                                   ------------

Net loss ....................................................      $   (289,770)
                                                                   ============

Net loss per common share - basic ...........................      $      (0.03)
                                                                   ============

Weighted average common shares outstanding - basic ..........        10,030,000
                                                                   ============


SEE ACCOMPANYING NOTES.

                               billserv.com, Inc.
                          (a development stage company)

                   Statement of Shareholders' Equity (Deficit)

                                                                                                     DEFICIT
                                                                                                   ACCUMULATED          TOTAL
                                                                                       ADDITIONAL   DURING THE       SHAREHOLDERS'
                                                            COMMON STOCK                PAID-IN     DEVELOPMENT        EQUITY
                                                      SHARES             AMOUNT         CAPITAL       STAGE           (DEFICIT)
                                                 ----------------------------------------------------------------------------------
Balance at inception .........................            1,000       $     --         $     --    $     --          $     --

Acquisition of shares and reverse merger
  on December 9, 1998 ........................       10,029,000           10,030             --        (4,636)            5,394

Reclass of equity subject to potential
  redemption .................................             --               --               --        (5,300)           (5,300)
Net loss for the period ......................             --               --               --      (289,770)         (289,770)
                                                 ----------------------------------------------------------------------------------

Balance at December 31, 1998 .................       10,030,000       $   10,030       $     --    $ (299,706)       $ (289,676)
                                                 ==================================================================================


SEE ACCOMPANYING NOTES.

                               billserv.com, Inc.
                          (a development stage company)

                             Statement of Cash Flows

               From Inception (July 30, 1998) to December 31, 1998


OPERATING ACTIVITIES
Net loss .........................................................    $(289,770)
Adjustments to reconcile net loss to net cash
   used in operating activities:
      Depreciation ...............................................          559
      Changes in operating assets and liabilities:
        Increase in related party receivables ....................      (24,000)
        Increase in prepaid expenses and other current assets ....      (34,362)
        Increase in accounts payable and accrued liabilities .....      191,906
                                                                      ---------
Net cash used in operating activities ............................     (155,667)

INVESTING ACTIVITIES
Purchase of equipment ............................................      (20,109)
Proceeds of acquisition/merger ...................................        5,394
                                                                      ---------
Net cash used in investing activity ..............................      (14,715)

FINANCING ACTIVITY
Advance from shareholders ........................................      500,000
                                                                      ---------
Net cash provided by financing activity ..........................      500,000
                                                                      ---------
Increase in cash .................................................      329,618

Cash and cash equivalents at beginning of period .................         --
                                                                      ---------

Cash and cash equivalents at end of period .......................    $ 329,618
                                                                      =========


SEE ACCOMPANYING NOTES.

                               billserv.com, Inc.
                          (a development stage company)

                          Notes to Financial Statements

                                December 31, 1998


1.  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

billserv.com, Inc. (the Company) was incorporated on July 30, 1998 under the laws of the state of Texas for the purpose of providing billing services over the Internet. The Company, having no substantial assets, was acquired by and merged with and into Goldking Resources, Inc. (Goldking). A shareholder of Goldking transferred 4,000,000 shares of stock to the principals and certain key employees of the Company in exchange for all 1,000 shares of the Company's stock.

The shares of Goldking, a Nevada corporation formed to develop mineral rights, are traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board (NASD OTC BB). On December 3, 1998, Goldking Resources, Inc. changed its name to billserv.com, Inc. and began trading under the symbol BLLS.

The acquisition has been accounted for as a "reverse acquisition" under the purchase method. The paid-in capital of the Company has been credited for $5,394, the fair value of the tangible net assets of Goldking. The results of operations of Goldking have been included in the Company's financial statements from December 9, 1998.

Comprehensive loss is the same as net loss for the period ended December 31, 1998.

BASIS OF PRESENTATION

The Company's principal activities have been research and development, raising capital, and organizational activities. Accordingly, it is considered a development stage company. The Company expects to incur losses during its first year of operations and may incur losses in subsequent years as development efforts continue after the commencement of generation of revenues. The Company plans to meet its capital requirements primarily through funding under a financing agreement and issuance of equity securities, capital lease financing, and in the longer term, revenue from services.

                               billserv.com, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                                December 31, 1998


1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

Revenue consists of implementation fees, transaction fees, and professional and consulting fees. Recognition of implementation fee revenue is recognized when customer setup is complete. Transaction fees are recognized as revenue upon completion of transactions. Professional and consulting fees are recognized when services are rendered.

FEDERAL INCOME TAXES

The Company follows SFAS No. 109, "Accounting for Income Taxes." This statement establishes financial accounting and reporting standards for deferred income tax assets and liabilities that arise as a result of differences between the reported amounts of assets and liabilities for financial reporting and income tax purposes.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at original cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The Company's computer systems are currently depreciated over a period of three years.

                               billserv.com, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                                December 31, 1998


1.         SIGNFICANT ACCOUNTING POLICIES (CONTINUED)

NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is not presented as the assumed exercise of stock options is antidilutive due to the Company's net loss.

2.  ADVANCE FROM SHAREHOLDERS

The Company has received advances from a related party on a contemplated private placement of the Company's common stock. As of December 31, 1998, $500,000 had been advanced to the Company. An additional $1,500,000 was advanced in the period from January 1999 through May 1999. The equity securities will be issued under a Regulation S exemption. It is anticipated that net proceeds to the Company under this offering will be approximately $5.3 million. Of the proceeds, $1.2 million will be reserved for payments under the Company's Consulting Agreement. See Note 3.

3.  CONSULTING AGREEMENT

The Company has entered into a Consulting Agreement with a consulting group, consisting of minority shareholders, which will provide financial consulting, public relations services, advertising services, and investor relations services. The term of the agreement is for one year, from November 1, 1998 to October 31, 1999, and provides for services totaling $1.2 million. At December 31, 1998, the Company had received $150,000 in services from the consulting group. The related liability has been recorded as Accounts Payable - Related Party and will be paid from the proceeds of the Regulation S offering. See Note 2.

4.  INCOME TAXES

At December 31, 1998, the Company had a net operating loss carryforward for federal income tax purposes of approximately $290,000 which expires in the tax year 2019. The Company recorded a deferred tax asset and a corresponding valuation allowance of approximately $98,000 at December 31, 1998. There were no material temporary differences between the financial statement and tax basis of assets and liabilities.

                               billserv.com, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                                December 31, 1998



4.  INCOME TAXES (CONTINUED)

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense at December 31, 1998 is:


     Tax at U.S. federal statutory rates .................        $(98,000)
     Valuation allowance .................................          98,000
                                                                  --------

     Income tax expense ..................................        $   --
                                                                  ========

5.  SUBSEQUENT EVENT

In January 1999, the Company's Board of Directors ratified, subject to shareholder approval, the adoption of three stock option plans and reserved 4,500,000 shares of its common stock for issuance to certain employees, consultants and directors. Under this plan, incentive and nonqualified options may be granted. Options granted under this plan are 33 1/3% vested after one year and vest thereafter at a rate of approximately 2.78% per month. In the event of a stock dividend, stock split or reverse stock split, reclassification, or recapitalization, the aggregate number and/or class of shares subject to the plan and exercise price prior to such occurrence are appropriately adjusted. The Company intends to submit these plans for shareholder approval in late 1999.

6.  YEAR 2000 ISSUE (UNAUDITED)

Although the Company is not aware of any material operational issue or costs associated with preparing its internal systems for the year 2000, there can be no assurance that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which include third-party software and hardware technology.

                               billserv.com, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                                December 31, 1998



7.  EQUITY SUBJECT TO POTENTIAL REDEMPTION

On or about December 3, 1998, the Company, then under the control of former management, and then known as Goldking Resources, Inc., concluded an offering of approximately 5.3 million shares of the Company's common stock. This transaction was completed through the cancellation of approximately 6.2 million shares, held by shareholders who tendered their shares to the Company, followed by the Company's issuance of 5.3 million shares to 15 new shareholders, who paid par value to the Company for such shares, in the total amount of approximately $5,300.00. The new shareholders also paid an additional $300,000 to the shareholders who had agreed to cancel their shares. Subsequently, some of these new shareholders sold the shares into the secondary market. The Company timely filed a Form D reporting this transaction to the SEC, and claimed exemption under Rule 504. The SEC has challenged the validity of this claimed exemption.

The Company disputes the following assertions, but it is possible that the issuance of shares described above may have violated provisions of the federal and state securities laws which subject the Company to fines, penalties or other regulatory enforcement action. There can be no assurance that the SEC or applicable state authorities will not pursue any enforcement action. The Company disputes any such liability.

Additionally, while the Company also disputes the following assertions, it is possible that shareholders who purchased the shares described above may have the right under state and federal securities laws to require the Company to repurchase their shares, for the amount originally paid, plus interest. The Company disputes any such liability.

                               billserv.com, Inc.
                          (a development stage company)

                    Notes to Financial Statements (continued)

                                December 31, 1998


7. EQUITY SUBJECT TO POTENTIAL REDEMPTION (CONTINUED)

Based upon the best information available to the Company at this time, the Company has calculated a range of possible, but disputed, exposure that exists for the Company in light of the disputed civil liabilities described above. Accordingly, in the event these disputed civil liabilities were successfully asserted, the Company could be liable to the 15 new shareholders, and to any shareholder that immediately purchased from these 15 shareholders, in an amount ranging from approximately $5,300 up to approximately $2.9 million, plus interest. This range of possible exposure is calculated by reference to the average closing price for a share of the Company's common stock, weighted for reported daily volume, during December 1998 and January 1999; the number of shares possibly sold during the same period of time; and the closing price of one share on November 11, 1999. The foregoing range could be adjusted higher or lower depending upon adjustments to any of the referenced items, and as any new information becomes available to the Company.

                              Financial Statements
                         Period Ended September 30, 1999


                               BILLSERV.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                    SEPTEMBER 30,        DECEMBER 31,
                                                                                        1999                 1998
                                                                                   ---------------      --------------
Assets:

       Cash and cash equivalents ...........................................         $ 1,498,703         $   329,618
       Related party accounts receivable ...................................              55,911              24,000
       Prepaid expenses ....................................................             147,114               3,213
       Other current assets ................................................             205,336              31,149
                                                                                     -----------         -----------
       Total current assets ................................................           1,907,064             387,980

       Property and equipment, net of accumulated
          depreciation and amortization of $161,289 and $559 ...............           1,099,219              19,550
       Other assets ........................................................             399,960                --
                                                                                     ===========         -----------
       Total assets ........................................................         $ 3,406,243         $   407,530
                                                                                     ===========         ===========

Liabilities & shareholders' equity (deficit):

       Current liabilities:
         Accounts payable ..................................................         $   122,366         $     3,779
         Note payable ......................................................           1,000,000                --
         Accrued expenses ..................................................             124,866              38,127
         Current portion of obligations under capital leases ...............             296,430                --
         Other current liabilities .........................................              13,019                --
         Advance from shareholders .........................................                --               500,000
         Accounts payable, related party ...................................                --               150,000
                                                                                     -----------         -----------
       Total current liabilities ...........................................           1,556,681             691,906

Obligations under capital leases, less current portion .....................             333,859
Equity subject to potential redemption .....................................               5,300               5,300

       Shareholders' equity (deficit):
         Common stock, $.001 par value, 200,000,000 shares
            authorized; 10,976,428 issued and outstanding
            at September 30, 1999, 10,030,000 issued and
            outstanding at December 31, 1998 ...............................              10,976              10,030

         Paid-in capital ...................................................           5,790,482                --
         Deficit accumulated during the development stage ..................          (4,291,055)           (297,706)
                                                                                     -----------         -----------
       Total shareholders' equity (deficit) ................................           1,510,403            (289,676)
                                                                                     -----------         -----------
       Total liabilities and shareholders' equity (deficit) ................         $ 3,406,243         $   407,530
                                                                                     ===========         ===========

                        See notes to financial statements

                               BILLSERV.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                                           JULY 30,
                                                                                                             1998
                                                      THREE MONTHS              NINE MONTHS              (INCEPTION)
                                                          ENDED                    ENDED                      TO
                                                       SEPTEMBER 30,            SEPTEMBER 30,            SEPTEMBER 30,
                                                           1999                     1999                     1999
                                                     ---------------           --------------           --------------
Revenues ......................................        $       --               $       --               $       --

Operating expenses
  Research and development ....................             260,847                  600,389                  600,389
  Selling expenses ............................             536,629                1,278,566                1,366,864
  General and administrative ..................             516,463                1,810,388                2,011,301
  Depreciation & amortization .................              87,541                  168,805                  169,364
                                                       ------------             ------------             ------------
Total operating expenses ......................           1,401,480                3,858,148                4,147,918
                                                       ------------             ------------             ------------
Operating loss ................................          (1,401,480)              (3,858,148)              (4,147,918)

Other income (expense):
  Interest income .............................              24,774                   36,905                   36,905
  Interest expense ............................            (165,279)                (173,433)                (173,433)
  Other income ................................               2,127                    3,327                    3,327
                                                       ------------             ------------             ------------
Total other income (expense) ..................            (138,378)                (133,201)                (133,201)
                                                       ------------             ------------             ------------
Loss before income taxes ......................          (1,539,858)              (3,991,349)              (4,281,119)

Income taxes ..................................                --                       --                       --
                                                       ============             ============             ============
Net loss ......................................        $ (1,539,858)            $ (3,991,349)            $ (4,281,119)
                                                       ============             ============             ============
Net loss per common share - basic .............        $      (0.14)            $      (0.38)            $      (0.42)
                                                       ============             ============             ============

Weighted average common shares
  outstanding - basic .........................          10,976,428               10,414,811               10,276,027
                                                       ============             ============             ============

                        See notes to financial statements

                               BILLSERV.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)
                                   (UNAUDITED)

                                                                                                       DEFICIT
                                                                                                      ACCUMULATED
                                                                                       ADDITIONAL     DURING THE       TOTAL
                                                         COMMON STOCK                   PAID-IN       DEVELOPMENT   SHAREHOLDERS'
                                                            SHARES        AMOUNT        CAPITAL         STAGE          EQUITY
                                                        ---------------------------------------------------------------------------
Balance July 30, 1998
  (date of inception) .................................        1,000    $      --      $      --     $      --      $      --


Reclass of equity subject to potential redemption .....                                                   (5,300)        (5,300)

Acquisition of shares and reverse merger,
   December 9, 1998 ...................................   10,029,000         10,030           --          (4,636)         5,394

Net loss from inception (July 30, 1998 to
   December 31, 1998) .................................         --             --             --        (289,770)      (289,770)
                                                        ---------------------------------------------------------------------------


Balance at December 31, 1998 ..........................   10,030,000         10,030           --        (299,706)      (289,676)

Shares issued under Reg S,
  June 11, 1999 .......................................      946,428            946      5,299,054          --        5,300,000


Issuance of Common Stock Warrants,
  May 18, 1999 ........................................         --             --          356,583          --          356,583


Issuance of Common Stock Warrants,
  August 6, 1999 ......................................         --             --          134,845          --          134,845

Net loss for the nine months ending
  September 30, 1999 ..................................         --             --             --      (3,991,349)    (3,991,349)
                                                        ---------------------------------------------------------------------------

Balance at September 30, 1999 .........................   10,976,428    $    10,976    $ 5,790,482   $(4,291,055)   $ 1,510,403
                                                        ===========================================================================

                        See notes to financial statements

                               BILLSERV.COM, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                           JULY 30, 1998
                                                                                       NINE MONTHS          (INCEPTION)
                                                                                          ENDED                 TO
                                                                                      SEPTEMBER 30,         SEPTEMBER 30,
                                                                                           1999                 1999
                                                                                     ---------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
          Net loss .............................................................       $(3,991,349)         $(4,281,119)
          Adjustments to reconcile net loss to net
            cash used in operating activities-
          Issuance of common stock warrants ....................................           491,428              491,428
          Depreciation and amortization ........................................           168,805              169,364
          Changes in current assets and current liabilities-
          (Increase) decrease in related party receivables .....................           (31,911)             (55,911)
          (Increase) decrease in prepaid expenses and other current assets .....          (318,088)            (352,450)
          Increase (decrease) in accounts payable and accrued liabilities ......           205,326              397,232
          Increase (decrease) in accounts payable related party ................          (150,000)            (150,000)
          Increase (decrease) in other current liabilities .....................            13,019               13,019
                                                                                       -----------          -----------

          Net cash used in operating activities ................................        (3,612,770)          (3,768,437)
CASH FLOWS FROM INVESTING ACTIVITIES:
          Purchase of property and equipment ...................................          (665,398)            (685,507)
          Proceeds from sale of property and equipment .........................           116,320              116,320
          Purchase of long term investments ....................................          (286,098)            (286,098)
          Purchase of intangible assets ........................................           (75,000)             (75,000)
          Deposits - long term .................................................           (42,834)             (42,834)
          Proceeds of acquisition/merger .......................................              --                  5,394
                                                                                       -----------          -----------

          Net cash used in investing activities ................................          (953,010)            (967,725)
CASH FLOWS FROM FINANCING ACTIVITIES:
          Proceeds from note payable ...........................................         1,000,000            1,000,000
          Advance from shareholders ............................................         1,500,000            2,000,000
          Repayment to shareholders ............................................        (2,000,000)          (2,000,000)
          Issuance of common stock .............................................         5,300,000            5,300,000
          Payments on obligations under capital lease ..........................           (65,135)             (65,135)
                                                                                       -----------          -----------

          Net cash provided by financing activities ............................         5,734,865            6,234,865
                                                                                       -----------          -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...........................         1,169,085            1,498,703

CASH AND CASH EQUIVALENTS, beginning of period .................................           329,618                 --
                                                                                       -----------          -----------

CASH AND CASH EQUIVALENTS, end of period .......................................       $ 1,498,703          $ 1,498,703
                                                                                       ===========          ===========

NON CASH INVESTING AND FINANCING ACTIVITIES:
          Purchases of equipment under capital leases ..........................       $   695,423          $   695,423


                        See notes to financial statements
                               billserv.com, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1999

1. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company's principal activities have been research and development, raising capital, and organizational activities. Accordingly, it is considered a development stage company. The Company expects to incur losses during its first year of operation and may incur losses in subsequent years as development efforts continue after the commencement of generation of revenue. The Company plans to meet its capital requirements primarily through funding under borrowings and issuance of equity securities, capital lease financing, and in the longer term, revenue from services.

The Company's statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments (consisting of only normal recurring accruals) necessary to present fairly the results for the interim periods shown. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations. The results for the interim periods are not necessarily indicative of results for the full year. The financial statements contained herein should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10, as amended.

The Company's operations began in November 1998, and as a result, there are no results of operations presented for the three months period ended September 30, 1998. No revenue was recorded during 1998.

2. STOCK ISSUANCE UNDER REGULATION S

On June 11, 1999, the Company issued 946,428 shares of common stock, in exchange for $5.3 million in cash. The stock was issued pursuant to exemption under Regulation S.

3. RELATED PARTY TRANSACTIONS

The Company entered into an agreement ("Consulting Agreement") to receive financial consulting, public relations services, advertising services, and investor relations' services from a group of minority shareholders ("Consulting Group"). The term of the agreement is for one year, from November 1, 1998 to October 31, 1999, and provides for services totaling $1.2 million. The Company paid $1 million to the Consulting Group, previously reported as Accounts Payable
- Related Party, from the proceeds of the Regulation S offering which was completed on June 11, 1999. The remaining $200,000 under the agreement was paid to the Consulting Group during the third quarter of 1999.

                               billserv.com, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1999


4. OBLIGATIONS UNDER CAPITAL LEASES

Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the related leases. Equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the estimated useful life of the assets. Amortization of equipment held under capital leases is included with depreciation expense. Repairs and maintenance costs are charged to expense as incurred. At September 30, 1999, there was $695,423 of office and computer equipment held under capital leases.

The following is a schedule, by year, of future minimum lease payments under capital leases, together with the present value of the minimum lease payments as of September 30, 1999:


Year ending December 31,

         1999                                                $    92,745
         2000                                                    370,979
         2001                                                    226,289
         2002                                                     43,183

         Total minimum lease payments                        $   733,196
         Less: amount representing interest                     (102,907)
                                                             -----------
                                                             $   630,289
         Less: current portion                                  (296,430)
                                                             -----------
         Obligations under capital leases                    $   333,859
                                                             ===========
                               billserv.com, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1999


5. OPERATING LEASES

The Company leases office space and other equipment under noncancelable operating leases expiring in 2004. Future minimum lease payments required under these leases entered into by the Company, by year and in the aggregate, consist of the following at September 30, 1999:

Year ending December 31,

          1999                                           $    52,588
          2000                                               200,799
          2001                                                50,548
          2002                                                 6,074
          2003                                                 6,074
          Thereafter                                           3,400
                                                         -----------

          Total minimum lease payments                   $   319,483
                                                         ===========

6. OTHER ASSETS

The Company purchased the domain name bills.com for $75,000 in April 1999. The Company has utilized the domain name for its own Internet portal at the website www.bills.com. The domain name is reflected in Other Assets. The Company is amortizing the amount over a ten year period. Additionally, certificates of deposit purchased for security of long term capital leases are classified under Other Assets.

7. NOTE PAYABLE

On August 6, 1999, the Company issued a one-year unsecured note payable for $1 million to an accredited investor, which bears interest at 9% per annum, payable quarterly. The proceeds of this note payable were allocated for use in corporate operations and to supplement the Company's cash reserves until future equity financing was obtained. In connection with the issuance of the note, the Company paid a $20,000 loan origination fee to a venture capitalist firm and issued a warrant to the accredited investor. See Note 9.

8. EQUITY SUBJECT TO POTENTIAL REDEMPTION

On or about December 3, 1998, the Company, then under the control of former management, and then known as Goldking Resources, Inc., concluded an offering of approximately 5.3 million shares of the Company's common stock. This transaction was completed through the cancellation of approximately 6.2 million shares, held by shareholders who tendered their shares to the Company, followed by the Company's issuance of 5.3 million shares to 15 new shareholders, who paid par value to the Company for such shares, in the total amount of approximately $5,300. The new shareholders also paid an additional $300,000 to the shareholders who had agreed to cancel their shares. Subsequently, some of these new shareholders sold the shares into the secondary market. The Company timely filed a Form D reporting this transaction to the SEC, and claimed exemption under Rule 504. The SEC has challenged the validity of this claimed exemption.

The Company disputes the following assertions, but it is possible that the issuance of shares described above may have violated provisions of the federal and state securities laws which subject the Company to fines, penalties or other regulatory enforcement action. There can be no assurance that the SEC or applicable state authorities will not pursue any enforcement action. The Company disputes any such liability.

Additionally, while the Company also disputes the following assertions, it is possible that shareholders who purchased the shares described above may have the right under state and federal securities laws to require the Company to repurchase their shares, for the amount originally paid, plus interest. The Company disputes any such liability.

Based upon the best information available to the Company at this time, the Company has calculated a range of possible, but disputed, exposure that exists for the Company in light of the disputed civil liabilities described above. Accordingly, in the event these disputed civil liabilities were successfully asserted, the Company could be liable to the 15 new shareholders, and to any shareholder that immediately purchased from these 15 shareholders, in an amount ranging from approximately $5,300 up to approximately $2.9 million, plus interest. This range of possible exposure is calculated by reference to the average closing price for a share of the Company's common stock, weighted for reported daily volume, during December 1998 and January 1999; the number of shares possibly sold during the same period of time; and the closing price of one share on November 11, 1999. The foregoing range could be adjusted higher or lower depending upon adjustments to any of the referenced items, and as any new information becomes available to the Company.

                               billserv.com, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                               SEPTEMBER 30, 1999

9. STOCK WARRANT AGREEMENTS

On May 7, 1999, the Company contracted to issue a warrant for the purchase of up to 500,000 shares of common stock to Southwest Business Corporation ("SWBC"), of San Antonio, Texas. Subject to specific performance criteria in sales and marketing of the Company's products, SWBC may earn the right to purchase shares of common stock, at 110% of the closing bid price as of May 7, 1999 ($7.15), over a three-year term. If SWBC meets the contract requirements, the warrant will be issued in accordance with an exemption under Section 4(2) of the Securities Act of 1933, as amended, because the transaction is by an issuer not involving a public offering. No warrants had been issued as of September 30, 1999.

On May 18, 1999, the Company contracted with Pennsylvania Merchant Group ("PMG") to provide strategic and financial advisory services. In exchange for these advisory services, the Company issued to PMG a warrant to purchase 111,085 shares of common stock of the Company at an exercise price of $6.75 per share (which represents the average closing price of the Company's stock over the twenty (20) day period preceding May 18, 1999). The warrant is exercisable for five (5) years. This warrant was issued in accordance with an exemption under
Section 4(2) of the Securities Act of 1933, as amended, because the transaction is by an issuer not involving a public offering. Using the fair value based method of accounting, the company recorded $356,583 of expense and a corresponding credit to paid-in-capital related to the issuance of this warrant. This expense is included in the general and administrative line item in the Statements of Operations for the nine months ended September 30, 1999. No shares had been exercised as of September 30, 1999.

As part of the August 6, 1999 debt issuance, the Company issued a warrant to the accredited investor for the purchase of 41,237 shares of the Company's Common Stock at an exercise price of $6.0625, which represents the average reported closing sale price of the Company's Common Stock for the ten (10) business days immediately preceding the loan agreement. The warrant is immediately exercisable and carries a term of five years and piggyback registration rights. Using the fair value based method of accounting, the company recorded $134,845 of expense and a corresponding credit to paid-in-capital related to the issuance of this warrant. This expense is included in the interest expense line item in the Consolidated Statement of Operations for the quarter and nine months ended September 30,1999. See Note 7.

                               billserv.com, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1999


10. SUBSEQUENT EVENTS

On October 15, 1999 and October 22, 1999, ("the Closing") the Company issued 1,230,792 and 173,845 shares of Common Stock (the "Shares"), respectively to twenty-one accredited investors under a private placement offer (the "Offering"). The shares were issued at $3.25 per share which represented a discount upon the average reported closing sale price of the Company's Common Stock for the ten (10) business days immediately preceding the Closing date. Net proceeds to the Company totaled approximately $4,188,053, net of expenses of $377,009, which included $264,299, or 6.5% of the Offering, paid Pennsylvania Merchant Group ("PMG") as Placement Agent. Of the Shares issued on October 22, 1999, 153,845 shares were issued in satisfaction of the $500,000 of the Company's outstanding short-term note payable. The remaining $500,000 of the outstanding short-term note payable was paid on October 18, 1999.

In accordance with the terms of the Offering, the Company also issued warrants to the twenty-one investors to purchase 1,404,637 shares of Common Stock at $3.75 per share, or one warrant for each Share issued. The warrants are exercisable for three years from the date of issuance, or October 14, 2002. The Company has right to call the exercise of the warrants at any time after six months after the date of the issuance and after the closing price of the Common Stock exceeds $12.00 for a period of twenty (20) consecutive trading days. Upon such call notice from the Company, the holders of the warrants must exercise the warrants within thirty days, after which time the Company will redeem each warrant for $.05.

Pursuant to the terms of the Offering, the Company shall file a registration statement with the SEC within thirty days of the Closing for the purpose of registering the Shares and underlying warrants. The Company shall also use its best efforts to maintain with the SEC a Registration Statement that is effective, as of one hundred twenty (120) days after Closing, and otherwise cause the Shares and Warrant Shares to be Registered under the Securities Act until the date on which the Shares and Warrant Shares are eligible for resale or other disposition under Rule 144 without regard to the volume limitations thereof.

If a Registration Statement is not filed on or before thirty (30) days after Closing, or is not effective on or before one hundred twenty (120) days after Closing (the "Target Date"), as required above, then for every applicable thirty
(30) day period after the applicable target date, the Company shall pay to Purchaser, as liquidated damages, an amount equal to two percent (2%) of the total Offering Price of such Shares (without reference to the Warrant Shares or the Placement Agent Warrant Shares) for each thirty (30) day period following the applicable Target Date until such time as the registration statement is declared effective or, in the case of a late filing, is filed. Such payment shall be made to the Purchaser by cashier's check or wire transfer in immediately available funds to an account designated, in writing, by Purchaser.

                               billserv.com, Inc.
                          (a development stage company)

                   Notes to Consolidated Financial Statements
                                   (Unaudited)

                               September 30, 1999


10. SUBSEQUENT EVENTS (CONTINUED)

As additional compensation for acting as Placement Agent for the Offering, the Company issued a warrant to PMG for the purchase of 37,524, or 3% of the Shares sold in the Offering. The warrant is immediately exercisable, carries a five year term, an exercise price of $3.25, piggyback registration rights, and a cashless exercise provision.

PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law sets forth the powers of the Company to indemnify officers, directors, employees and agents. The Articles of Incorporation for the Company provide as follows:

           "No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Nevada Revised Statutes."

Except to the extent herein above set forth, there is no charter provision, bylaw, contract, arrangement or statute pursuant to which any director or officer of the Company is indemnified in any manner against any liability which he may incur in his capacity as such. The Company also maintains a standard director and officer liability policy to fund the Company's obligations as stated herein above.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company has agreed to pay all expenses associated with the registration of the Secondary Shares, including the following:

                 Placement Agent Fees                $  525,919
                 Other Expenses                          54,497
                 Legal and Accounting Fees              105,475
                                                     ----------
                 Total Expenses                      $  685,891
                                                     ==========

RECENT SALES OF UNREGISTERED SECURITIES

There are issued and outstanding 13,113,065 shares of common stock which were sold as follows:

A. THE FORMATION OF GOLDKING RESOURCES

On or about July 10 and 14, 1998, a total of 10,000,000 shares of common stock were sold for a total of $10,000 to one individual, Mr. Adam Smith, of Vancouver, BC, Canada, who then served as a director and the President of the Company; and seven (7) corporate shareholders. Mr. Smith acquired 4,000,000 shares at such time; and the corporate shareholders acquired 6,000,000 shares. On or about July 15 and 30, and August 19, 1998, thirty-three (33) individuals acquired 742,500 shares of common stock, for the total purchase price of $7,425. On or about September 5, 1998, three (3) individual shareholders paid $13,000 for 130,000 shares. All of the share issuances described above were concluded at the direction of former management of the Company.


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
All of the shares of common stock described above were issued in compliance with exemption under Section 4(2) of the Securities Act of 1933, as amended, because the transactions were concluded by an issuer not involving a public offering, or pursuant to exemption under Rule 504, because the total amount of the offering of those shares did not exceed $1 million. Form D relating to these offerings were filed with the Securities and Exchange Commission.

B. CURRENT MANAGEMENT'S ACQUISITION OF SHARES IN GOLDKING RESOURCES

On or about October 26, 1998, in a transaction facilitated by the Consulting Group, the current management directors of the Company agreed to acquire the 4,000,000 shares held by Mr. Smith, then the President of the Company, then known as Goldking Resources, Inc.; these shares were subsequently transferred to the current management directors of the Company, Messrs. Long, Hoch and Jones, and other key executives of the Company, in December 1998. Neither Messrs. Long, Hoch and Jones nor any other executive of the Company paid cash consideration for the shares received, but instead transferred their shares in billserv-Texas to Goldking, which subsequently caused the merger of billserv-Texas with and into Goldking. All of these common shares were transferred in compliance with exemption under Section 4(1) of the Securities Act of 1933, because the transaction was by a person other than an issuer, underwriter or dealer. The shares are restricted under Rule 144.

Current management completed this transaction, and the transactions described immediately below in paragraph 3, in order to obtain a preexisting corporate entity, whose shares were traded on the OTC BB. Current management believed that developing the Company's business in this vehicle would facilitate funding efforts for the Company in the future. Additionally, management believed that the Consulting Group, which had introduced current management to Goldking Resources, could assist with funding of the Company at a future date. The Company's relationship with the Consulting Group ultimately resulted in completion of Regulation S financing described below.

C. RELATED CANCELLATION OF "OLD" GOLDKING SHARES, AND ISSUANCE OF NEW SHARES

On December 3, 1998, in a transaction related to current management's acquisition of Mr. Smith's 4,000,000 shares (described above), the Company, under former management's control, issued 5,359,500 shares of common stock at par in reliance upon exemption under Rule 504, and received for cancellation 6,202,000 shares, held by eleven (11) Goldking shareholders (the "Cancelling Holders"), with unanimous shareholder consent. The 5,359,500 shares described above were issued to fifteen (15) individual and institutional investors. The total purchase price for all shares issued was $305,359.50, of which $300,000 was paid directly to Mr. Smith and the Cancelling Holders by the 15 new shareholders; the balance was paid to the Company. Additionally, the Company's sole asset immediately prior to this transaction, a mineral claim, was transferred out of the Company for the benefit of Mr. Smith and the Cancelling Holders. Form D relating to the Rule 504 offering was filed with the Securities and Exchange Commission.


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
D. ISSUANCES UNDER NEW MANAGEMENT

After current management was in place, on May 7, 1999, the Company contracted to issue a warrant for the purchase of up to 500,000 shares of common stock to SBC, of San Antonio, Texas. Subject to specific performance criteria in sales and marketing of the Company's products, SBC may earn the right to purchase shares of common stock, at 110% of the closing bid price as of May 7, 1999 ($6.50), over a three year term. If SBC meets the contract requirements, the warrant will be issued in accordance with exemption under Section 4(2) of the Securities Act of 1933, as amended, because the transaction is by an issuer not involving a public offering.

On May 18,1999, the Company also contracted with Pennsylvania Merchant Group ("PMG"), of West Conshohocken, Pennsylvania, to provide strategic and financial advisory services, including analysis of markets, products, positioning, financial models, organizations and staffing, potential strategic alliances, capital requirements and funding options. In exchange for these advisory services, the Company issued to PMG a warrant to purchase 111,085 shares of common stock of the Company at an exercise price of $6.75 per share (which represents the average closing price of the Company's stock over the twenty (20) day period preceding May 18, 1999). The warrant is exercisable for five (5) years. This warrant will be issued in accordance with exemption under Section 4(2) of the Securities Act of 1933, as amended, because the transaction is by an issuer not involving a public offering. In order to secure bridge financing for the private placement offering, the Company issued a Warrant for 41,237 Shares of its Common Stock to Kingship LTD. This Warrant has an exercise price of $6.0625 per share and expires on August 6, 2004.

On June 11, 1999, the Company issued 946,428 shares of common stock to two corporate investors, in exchange for $5.3 million in cash. The stock was issued pursuant to exemption under Regulation S. Neither investor is a "U.S. person" under Regulation S. Proceeds of this offering were used to repay advances to the Company by the Consulting Group of $2.0 million; to fund contractual commitments totaling $1.2 million for fundraising and public and investor relations services performed or to be performed by the Consulting Group; and for other general corporate operating purposes.

On or about October 15, and October 22, 1999, the Company issued 1,404,637 Shares of Common Stock and Warrants convertible to 1,404,637 shares, to certain of the Selling Shareholders, in exchange for $4,565,063 million in cash, in connection with this offering, the Company issued a Warrant for 37,524 shares to the placement agreement Pennsylvania Merchant Group. In addition, on or about December 22, 1999, the Company issued 732,000 shares to certain of the Selling Shareholders for $4,026,000. Four additional warrants for a total of 51,240 shares were issued to PMG in connection with this December offering. All of the stock was issued pursuant to Rule 506, Regulation D. Form D was timely filed with the Securities and Exchange Commission.


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
EXHIBITS

Index of Exhibits:

    1.  Articles of Organization and Bylaws

    2.  Common Stock Purchase Agreement(1)

    3.  Registration Rights Agreement

    4.  Investor Warrant Agreement

    5.  Bridge Loan Warrant

    6.  PMG Advisory Warrant Agreement

    7.  Form of PMG Placement Agent Warrant (2)

    8.  Opinion regarding legality (to be filed with amendment)

    9.  Auditor's Consent to use of Financial Statements

        (1) This is the form of Common Stock Purchase Agreement executed by the Company and named Selling Shareholders with respect to 1,604,486 shares of Common Stock; the form of Agreement with respect to 732,000 shares of Common Stock is identical, except that the provision granting the right to purchase shares pursuant to warrants is deleted.

        (2) This is the form of the five warrants issued to PMG in consideration of services rendered as Placement Agent. The five "Placement Agent Warrants" may be exercised for a total of 88,764 shares of the Company's common stock. See "Issuance Under New Management".

UNDERTAKINGS

 The undersigned registrant hereby further undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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
                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Antonio, State of Texas, on the ______ day of December, 1999.


                                         billserv.com, Inc.
                                         A Nevada Corporation


                                         By: _________________________________
                                         Louis A. Hoch,
                                         President and Director

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                                          ____________________________________
                                          Michael R. Long
                                          Chief Executive Officer and Director
                                          Date:_______________________________


                                          ____________________________________
                                          Louis A. Hoch
                                          President and Director
                                          Date:_______________________________


                                          ____________________________________
                                          David S. Jones
                                          Executive Vice President and Director
                                          Date:_______________________________



                                          ____________________________________
                                          Lori Turner
                                          Chief Financial Officer and
                                          Principal Accounting Officer
                                          Date:_______________________________


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